Exhibit 10.1

Confidential Treatment Requested

Certain material (indicated by asterisks) has been omitted from this document and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXECUTION COPY

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

BETWEEN

WORLD FINANCIAL NETWORK BANK

AND

PIER 1 IMPORTS (U.S.), INC.

DATED AS OF OCTOBER 5, 2011

CONFIDENTIAL

TABLE OF CONTENTS

SECTION 1. DEFINITIONS
1.1	Certain Definitions
1.2	Other Definitions
1.3	Additional Points of Interpretation

SECTION 2. THE PLAN
2.1	Establishment and Operation of the Plan
2.1.1	Portfolio Purchase and Sale Agreement
2.2	Applications for Credit Under the Plan; Internet Features
2.3	Operating Procedures
2.4	Plan Documents (Forms and Collateral)
2.5	Marketing and Promotion of Plan
2.6	Administration of Accounts and Plan
2.7	Credit Decision
2.8	Ownership of Accounts and Information
2.9	Protection Programs and Enhancement Marketing Services
2.10	Ownership and Licensing of the Parties’ Marks
2.11	Loyalty Programs

SECTION 3. OPERATION OF THE PLAN
3.1	Honoring Credit Cards
3.2	Intentionally Left Blank
3.3	Cardholder Disputes Regarding Accounts and Goods and/or Services
3.4	No Special Agreements
3.5	Cardholder Disputes Regarding Violations of Applicable Law
3.6	Payment to Pier 1; Ownership of Accounts; Fees; Accounting
3.7	Bank Mailings; Insertion of Pier 1’s Promotional Materials
3.8	Cardholder Payments on Accounts
3.9	Chargebacks
3.10	Exercise of Chargebacks
3.11	Non-Competition
3.12	Intentionally Left Blank
3.13	Reports
3.14	New Businesses and Existing Credit Program Conversions

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PIER 1
4.1	Organization, Power and Qualification
4.2	Authorization, Validity and Non-Contravention
4.3	Accuracy of Information
4.4	Validity of Transaction Records
4.5	Compliance with Law
4.6	Pier 1 Marks
4.7	Intellectual Property Rights
4.8	Promotional Plans Under the Pier 1 Program

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SECTION 5. COVENANTS OF PIER 1
5.1	Notices of Changes
5.2	Financial Statements
5.3	Access Rights
5.4	Intentionally Left Blank
5.5	Insurance
5.6	Intentionally Left Blank
5.7	Business Continuation/Disaster Recovery Plan
5.8	SSAE 16

SECTION 6. REPRESENTATIONS AND WARRANTIES OF BANK
6.1	Organization, Power and Qualification
6.2	Authorization, Validity and Non-Contravention
6.3	Accuracy of Information
6.4	Compliance with Law
6.5	Intellectual Property Rights

SECTION 7. COVENANTS OF BANK
7.1	Notices of Changes
7.2	Financial Statements
7.3	Access Rights
7.4	Bank’s Business
7.5	Insurance
7.6	Business Continuation/Disaster Recovery Plan
7.7	SSAE 16

SECTION 8. INDEMNIFICATION
8.1	Indemnification Obligations
8.2	LIMITATION ON LIABILITY
8.3	NO WARRANTIES
8.4	Notification of Indemnification, Conduct of Defense

SECTION 9. TERM, EXPIRATION AND TERMINATION
9.1	Term and Expiration
9.2	Termination with Cause by Bank; Bank Termination Events
9.2.1	Special Circumstances Bank Termination Event
9.3	Termination with Cause by Pier 1; Pier 1 Termination Events
9.3.1	Special Circumstances Pier 1 Termination Event
9.4	Intentionally Left Blank
9.5	Purchase of Accounts

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SECTION 10. MISCELLANEOUS
10.1	Entire Agreement
10.2	Coordination of Public Statements
10.3	Amendment
10.4	Successors and Assigns
10.5	Waiver
10.6	Severability
10.7	Notices
10.8	Captions and Cross-References
10.9	GOVERNING LAW / WAIVER OF JURY TRIAL
10.10	Counterparts
10.11	Force Majeure
10.12	Relationship of Parties
10.13	Survival
10.14	Mutual Drafting
10.15	Independent Contractor
10.16	No Third Party Beneficiaries
10.17	Confidentiality and Security Control
10.18	Taxes

SCHEDULES
1.1	Other Definitions and Payments Between the Parties
2.1 (a)	Plan Commencement Date
2.1 (b)	Service Standards
2.1.1	Portfolio Purchase and Sale Agreement
2.2 (b)	Quick Credit
2.4 (e) (x)	Converted Cardholders/Accounts
2.5 (a)	Marketing Promotions
2.5 (b)	Marketing Funds
2.5 (c)	New Account Prospect Funds
2.5 (d)	Launch Incentive Funds
2.7	Special Credit Program: Employee Program
2.8	Monthly Master File Information
2.9 (b)	Enhancement Marketing Services
3.6 (d)	Summary of Rates and Fees
3.13	Bank Reports
5.5	Pier 1 Insurance
7.5	Bank Insurance
9.5	Purchase of Accounts
10.4	Successors and Assigns
11	Plan Committee

EXHIBITS
Exhibit 1:	Plan Year/Pier 1 Fiscal Year
Exhibit 9.5:	Accounts Not Included in Sale of Portfolio

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PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

THIS PRIVATE LABEL CREDIT CARD PLAN AGREEMENT is made as of the 5th day of October, 2011 (the “Effective Date”) by and between Pier 1 Imports (U.S.), Inc., with its principal office at 100 Pier 1 Place, Fort Worth, Texas 76102 (hereinafter referred to as “Pier 1”), and WORLD FINANCIAL NETWORK BANK, with offices at One Righter Parkway, Suite 100, Wilmington, DE  19803 (hereinafter referred to as “Bank”).

WITNESSETH:

WHEREAS, Bank expects to purchase the Converted Accounts and the receivables related thereto of the Pier 1 Program, upon the Conversion pursuant to the terms of the Portfolio Purchase and Sale Agreement (as such capitalized terms are defined below), and

WHEREAS, Upon the aforementioned anticipated closing, Bank would extend credit to qualifying individuals (including certain of those currently in the Pier 1 Program) in the form of private label open-ended credit card accounts for the purchase of Goods and/or Services from Pier 1 through its Sales Channels and to issue corresponding Credit Cards to such individuals who have Accounts (as such capitalized terms are defined below); and

WHEREAS, Bank would own all the Accounts, and Cardholder payments would be made to Bank as provided in this Agreement (as such capitalized terms are defined below); and

WHEREAS, Bank will operate the Plan subject to the terms and conditions as more fully set forth herein;

NOW THEREFORE, in consideration of the terms and conditions hereof, and for other good and valuable consideration, the receipt of which is hereby mutually acknowledged by the parties, Pier 1 and Bank agree as follows:

SECTION 1.  DEFINITIONS

1.1           Certain Definitions.  As used herein and unless otherwise required by the context, the following terms shall have the following respective meanings.

“Account” shall mean an individual open-ended revolving line of credit which is (i) established by Bank for a Customer pursuant to the terms of a Credit Card Agreement, and (ii) marketed with a Pier 1 Mark.  As a point of clarification, once the Conversion has occurred, “Account” shall include, without limitation, the Converted Accounts.

“Accounts Receivable” shall mean, as to any Account at the time of reference, any and all amounts owing on such Account, including, without limitation, principal balances from Purchases, fees related to Protection Programs and Enhancement Marketing Services (as defined in Section 2.9), accrued finance charges (whether or not posted or billed to an Account), late fees, and all other fees and charges assessed on the Accounts, less any payments received by Bank and credits issued by Bank with respect to the Accounts.  This definition specifically excludes any amounts which have been written-off by Bank with respect to such Accounts.

“Affiliate” shall mean with respect to a party any entity that is owned by, owns, or is under common control with such party.

“Agreement” shall mean this Private Label Credit Card Plan Agreement, including any schedules, exhibits, addenda, and future amendments and supplements hereto.

“Annual Average Accounts Receivable” shall mean, as to the particular Plan Year for which the calculation is made, the amount calculated as follows: [the sum of the months-end Accounts Receivable for each Plan Month in that Plan Year] divided by [the number of Plan Months in the subject Plan Year].

“Applicable Law” shall mean any applicable federal, state or local law, rule, or regulation.

“Applicant” shall mean an individual who is a Customer and applies for an Account under the Plan.

“Bank” shall mean the party to this Agreement identified in the first paragraph on Page 1 of this Agreement.

“Bank Mark” shall mean a trademark, service mark, or name owned by or licensed (and capable of being sublicensed) to Bank and designated by Bank to Pier 1 for use in connection with the Plan.

“Batch Prescreen” shall mean a process where Bank’s offer of credit is made to certain Customers prequalified by Bank (per its criteria), in a batch mode (often but not exclusively within a direct-to-consumer environment).

“Billing Statement” shall mean Bank’s periodic statement listing the amounts of Purchases made, credits received, and other information, as required by Applicable Law and/or deemed desirable by Bank.

“Business Day” shall mean any day, except Saturday, Sunday or a day on which banks in Delaware are required to be closed under Applicable Law.

“Cardholder” shall mean any natural person to whom an Account has been issued by Bank and/or any authorized user of the Account.

“Cardholder Loyalty Program” shall have the meaning set forth in Section 2.11.

“Charge Slip” shall mean a sales receipt, register receipt tape, invoice or other documentation, whether in hard copy or electronic form (such as, but not limited to, that which is part of a Transaction Record), and in each case evidencing a Purchase that is to be charged to a Cardholder’s Account.

“Consumer Personal Information” shall mean that non-public personal information regarding Applicants, Customers, and Cardholders, including but not limited to Account information, consumer reports, and information derived from consumer reports, that is subject to protection under Applicable Law (which includes but is not limited to publication).

“Conversion” shall mean the transfer of ownership and custody to Bank of all those Pier 1 Program Accounts that are sold to Bank under the terms of the Portfolio Purchase and Sale Agreement.

“Conversion Date” shall mean the date on which the Conversion takes place, if it does.

“Converted Accounts” shall mean those Pier 1 Program Accounts sold to Bank under the terms of the Portfolio Purchase and Sale Agreement.

“Converted Cardholders” shall mean Pier 1 Program Cardholders whose accounts were converted to Bank’s ownership upon the Conversion.

“Credit Card” shall mean the private label credit card issued by Bank to Cardholders under the terms of this Agreement, which card corresponds to a related Account for the purpose of purchasing Goods and/or Services pursuant to this Agreement.

“Credit Card Agreement” shall mean the open-ended revolving credit agreement between a Cardholder and Bank governing the Account and Cardholder’s use of the Credit Card, together with any modifications or amendments which may be made to such agreement.

“Credit Sales Day” shall mean any day, whether or not a Business Day, on which Goods and/or Services are sold by Pier 1 through its Sales Channels.

“Credit Slip” shall mean a sales credit receipt or other documentation, whether in  hard copy or electronic form (such as, but not limited to, that which is part of a Transaction Record), in each case evidencing (i) a return or exchange of Goods, or (ii) a credit on an Account as an adjustment by Pier 1 for goodwill or for Services rendered or not rendered by Pier 1 to a Cardholder.

“Customer” shall mean any individual consumer who was (prior to the Effective Date), is (as of the Effective Date), or becomes or potentially could become (after the Effective Date), a customer of Pier 1.

“Customer Loyalty Program” shall have the meaning set forth Section 2.11.

“Discount Fee” shall have the meaning set forth in Schedule 1.1.

“Discount Rate” shall have the meaning set forth in Schedule 1.1.

“Effective Date” shall mean the date set forth in the first paragraph on Page 1 of this Agreement.

“Electronic Bill Presentment and Payment” (or “EBPP”) shall mean a procedure offered by Bank whereby Cardholders can elect to receive their Billing Statements electronically and that also allows them an opportunity to remit their Account payments to Bank electronically. See also Schedule 2.5 (a).

“Electronic Customer Service” (or “eCS”) shall mean a web-based customer service system Bank makes available on a Bank website.

“Financial Products” shall mean credit card, credit issuance or payment processing arrangements, or other programs (including but not limited to ones involving a credit card) similar in purpose to those components of the Plan dealing with the extension of credit and repayment of debt extended to Customers as contemplated under this Agreement, including cardless, Internet-based or Internet-only payment vehicles and contactless payment vehicles to be used as devices and/or methods by Customers to purchase Goods and/or Services. By way of clarification the following are not “Financial Products”: gift cards, coupons, or mail-in rebate offers that can be used to purchase Goods and/or Services. See also Section 3.11 (b) regarding certain Financial Products that are exempt from the prohibitions provided elsewhere in Section 3.11.

“Force Majeure” shall have the meaning set forth in Section 10.11.

“Forms” shall have the meaning set forth in Section 2.4.

“Goods and/or Services” shall mean those goods and/or services sold at retail by Pier 1 through its Sales Channels to the general public for individual, personal, family or household use.

“Initial Term” shall have the meaning set forth in Section 9.1.

“Instant Credit” shall mean Pier 1’s POS new Account acquisition. See also Schedule 2.2 (b) regarding Quick Credit.

“IVR” shall mean an interactive voice response system and/or procedure.

“Launch Incentive Fund” shall have the meaning set forth in Schedule 2.5 (d).

“Marketing Fund” shall have the meaning set forth in Section 2.5 (b).

“Net Proceeds” shall mean Purchases:  (i) less credits to Accounts for the return or exchange of Goods and/or Services, or a credit on an Account as an adjustment by Pier 1 for goodwill or for Goods and/or Services rendered or not rendered by Pier 1 to a Cardholder, all as shown in the Transaction Records and as corrected by Bank in the event of any computational error, calculated each Business Day; (ii) less payments from Cardholders received by Pier 1 from Cardholders on Bank’s behalf; (iii) less any amounts owed to Bank by Pier 1 under  Section 3.9 and Schedule 1.1 (B); and (iv) plus any amounts owed by Bank to Pier 1 under Schedule 1.1 (A).

“Net Sales” shall mean Purchases, less credits or refunds for Goods and/or Services, all as shown in the Transaction Records (as corrected by Bank in the event of any computational error), calculated each Business Day.

“Net Sales on Regular Revolving Purchases” shall mean Regular Revolving Purchases, less credits or refunds for Goods and/or Services related to such Purchases, all as shown in the Transaction Records (as corrected by Bank in the event of any computational error), calculated each Business Day.

“Net Sales on Promotional Program Purchases” shall mean Promotional Program Purchases, less credits or refunds for Goods and/or Services related to such Purchases, all as shown in the Transaction Records (as corrected by Bank in the event of any computational error), calculated each Business Day.

“New Account Prospect Funds” shall have the meaning set forth in Schedule 2.5 (c).

“On-Line Prescreen” shall mean a process where Bank’s offer of credit is made to certain Customers pre-qualified by Bank (per its criteria), in a real-time pre-approved manner, at the POS at the time of a transaction.

“Operating Procedures” shall mean Bank’s instructions and procedures regarding operation of the Plan as written by Bank and provided to Pier 1 to be followed by Pier 1. As of the Effective Date, the Operating Procedures are those provided to Pier 1 on September 20, 2011. See also Section 2.3.

“Pier 1” shall mean the party identified by such name in the first paragraph on Page 1 of this Agreement.

“Pier 1 Deposit Account” shall mean the one (1) deposit account maintained by Pier 1 and designated by it in writing to Bank as to which Bank should direct its payments.  See also Section 3.6 (a).

“Pier 1 Fiscal Time Periods” shall mean those time periods reflected on Exhibit 1.

“Pier 1 Mark” shall mean a trademark, service mark, or trade name owned by or licensed (and capable of being sublicensed) to Pier 1 and designated by Pier 1 to Bank for use in connection with the Plan.  As of the Effective Date, the Pier 1 Marks are: “Pier 1” and “Pier 1 Imports”.

“Pier 1 Plan” shall mean the private label credit card plan established and administered by Bank for Customers pursuant to this Agreement.

“Pier 1 Program” shall mean the private label credit account program in which  Pier 1 participates as of the Effective Date.  The Converted Accounts are a part thereof, and will be until the Conversion Date, when they will have been sold to Bank under the Portfolio Purchase and Sale Agreement.

“Pier 1 Program Accounts” shall mean the private label credit accounts issued under the Pier 1 Program. By way of clarification, not all Pier 1 Program Accounts shall be Converted Accounts.

“Pier 1 Program Agreement” shall mean the agreement between Pier 1 and the issuer of the Pier 1 Program Accounts that are part of the Pier 1 Program.

“Pier 1 Program Cardholders” shall mean those to whom Pier 1 Program Accounts and Pier 1 Program Credit Cards were issued.

“Pier 1 Program Credit Cards” shall mean the credit cards issued to Pier 1 Program Cardholders (each corresponding to a related Pier 1 Program Account).

“Pier 1 Total Net Sales” shall mean, as to the subject time period being measured, the amount of total net sales for Pier 1 (all forms of tender) through its Sales Channels, calculated in a manner consistent with Pier 1’s practices in place as of the Effective Date. Provided, however, that Pier 1 may modify such manner of calculation to the extent necessitated by Applicable Law as well as necessitated in response to a change in Applicable Law.

“Plan Commencement Date” shall have the meaning set forth in Section 2.1 (a) (ii).

“Plan Committee” shall have the meaning set forth in Schedule 11.

“Plan Documents” shall mean those items comprised of Forms and Collateral as such terms are defined in Section 2.4.

“Plan Month” shall mean each four (4) or five (5) week period corresponding to the fiscal month designated as such by Pier 1 in Exhibit 1.

“Plan Quarter” shall mean each three (3) Plan Month period corresponding to the fiscal quarter designated by Pier 1 as such in Exhibit 1.

“Plan Year” shall mean: (i) as to Plan Year One, the time period beginning on the Plan Commencement Date and continuing through the end of the period designated by Pier 1 as its fiscal year 2013 (which per Exhibit 1 is  March 2, 2013

(ii) as to Plan Year Two and thereafter, the period of time corresponding to the fiscal year designated as such by Pier 1 on Exhibit 1.

“Point of Sale” (or “POS”) shall mean the physical or electronic location at which transactions (sales, credits, and returns) take place.  This includes but is not limited to a cash register, point of order entry, or website (as applicable).

“Portfolio Purchase and Sale Agreement” shall mean the agreement between Bank (as buyer) and the current owner of the Pier 1 Program Accounts (as seller) for the purchase by Bank of all the Converted Accounts as of the Conversion Date.  See also Section 2.1.and Section 2.1.1.

“Prescreen Acceptance” shall mean a POS process designed to recognize and activate Bank’s pre-approved batch offers for Accounts for Customers.

“Prime Rate” (or “Prime”) shall mean the “Prime Rate” as published in the “Money Rates” section of the Wall Street Journal on the date of reference.

“Promotional Program” shall mean any special Cardholder payment terms approved by Bank for certain Purchases, including without limitation deferred or equal payment programs.  The initial Promotional Programs are set forth in Schedule 1.1.

“Purchase” shall mean, in each case, a purchase of Goods and/or Services, including without limitation all applicable taxes and shipping costs, with a specific extension of credit by Bank to a Cardholder using an Account as provided for under this Agreement.  The term shall be interpreted to include Regular Revolving Purchases as well as Promotional Program Purchases unless the context of the reference clearly indicates otherwise.

“Quick Credit” shall mean Bank’s application procedure designed to open Accounts as expeditiously as possible at the Point of Sale, whereby an application for an Account might be processed without a paper application being completed by an Applicant.

“Rates and Fees” shall mean those Cardholder terms and conditions regarding rates and fees as are initially set forth in Schedule 3.6 (d), as amended from time to time pursuant to Section 3.6 (d).

“Rebate Fees” shall have the meaning set forth in Schedule 1.1.

“Rebate Rate” shall have the meaning set forth in Schedule 1.1.

“Regular Revolving Purchases” shall mean Purchases which are not subject to any Promotional Program.

“Renewal Term” shall have the meaning set forth in Section 9.1.

“Sales Channels” shall mean those certain sales channels through which Pier 1 sells its Goods and/or Services under the terms and conditions of this Agreement during the Term, such as: (i) retail locations (but all retail stores must be located in the U.S.) which are owned and operated by Pier 1 or Pier 1’s Affiliates or Pier 1’s licensees or franchisees, (ii) Pier 1’s websites (which as of the Effective Date is “pier1.com”); and (iii) catalogs.  As a point of clarification, this definition includes different or additional sales channels that are part of Pier 1’s expansion of its business as then constituted, if such expansion does not include a sales channel operated by an entity other than Pier 1. For example: the opening of a new store or development of a website through either (i) “organic growth” or (ii) acquisition of the assets (but not the ownership interest) of a competitor.  (See also Section 3.14 regarding the internal development or acquisition of a business that would be new to Pier 1’s business as then constituted or that involves an entity other than Pier 1).  However, the ownership or operation by a Pier 1 Affiliate of a business that is substantially similar to that of Pier 1 (at the then current point in time) shall be considered an expansion of Pier 1 for the purposes of this Agreement and such business (and its owner entity) shall be included in this Agreement by amendment.

“Service Standards” shall have the meaning set forth in Schedule 2.1 (b).

“Term” shall mean the Initial Term plus any Renewal Terms, as defined in Section 9.1.

“Transaction Record” shall mean the following, with respect to each Purchase or with respect to a credit or return related to a Purchase (as applicable), and each payment received by Pier 1 from a Cardholder on Bank’s behalf:  (a) the Charge Slip or Credit Slip corresponding to the Purchase, credit or return; or (b) a computer readable tape/cartridge or electronic transmission containing the following information: the Account number of the Cardholder, identification of the Pier 1’s Sales Channel (location) where the Purchase, credit or return was made (if applicable), the total of (i) the Purchase price of Goods or Services purchased or amount of the credit, as applicable, plus (ii) the date of the transaction, a description of the Goods or Services purchased, credited or returned and the authorization code, if any, obtained by Pier 1 prior to completing the transaction; or (c) electronic record whereby Pier 1 or one of its Sales Channels electronically transmits the information described in subsection (b) hereof to a network provider (selected by Pier 1 at its expense), which in turn transmits such information to Bank by a computer tape/cartridge or electronic tape or transmission.

“United States” (or “U.S.”) shall mean the geographic area consisting of the fifty states of the United States, District of Columbia, Puerto Rico and any other U.S. commonwealth or territory.

“Web” (or “web” or “Internet”) shall mean the world-wide web internet network as generally understood in the greater business community.

“Web Application” shall mean a web based new Account application procedure made available by Bank.  See also Section 2.2 (d).

1.2           Other Definitions.  As used herein, terms defined in the introductory paragraph hereof and in other sections of this Agreement shall have such respective defined meanings.  Defined terms stated in the singular shall include reference to the plural and vice versa.  The terms “shall” and “will” have the identical meaning (i.e., that something is compulsory and certain), and the use of one versus the other is not to be interpreted as implying less certainty or a sense of possibility or choice.

1.3  Additional Points of Interpretation. (a) One method (but not the only) for one party to fulfill its obligation to provide notice or information to the other (in writing or orally) can be satisfied by communicating same at a Plan Committee Meeting. Provided, however, that such method shall not (i) serve as a substitute for any written notice required under Sections 9.1 through 9.5 (including the corresponding Schedules thereto); and (ii) obviate any obligation in terms of the timing of such notice/information.

(b)  Many provisions in this Agreement relate to others. However, such relationships are not cross-referenced in every case and the lack of a specific and/or express cross-reference does not negate the relationship. By way of example and not limitation, the matters addressed in Schedule 11 relate to many other provisions (both sections and schedules) in this Agreement, but are not reflected by cross-references in or to Schedule 11.

SECTION 2.  THE PLAN

2.1           Establishment and Operation of the Plan.

(a)           The Plan is established for the primary purposes of providing Customer financing for purchasing Goods and/or Services and providing a means to promote increased Pier 1 sales of Goods and/or Services through Sales Channels, in a manner that is mutually beneficial to the parties. See Schedule 2.1 (a)

(b)           Bank shall perform in accordance with the Service Standards.  Bank will provide Pier 1 with a monthly summary of Bank’s performance regarding the Service Standards, as set forth in Schedule 2.1 (b).  Bank shall provide eCS, and Pier 1 shall provide a weblink to the eCS.  Regardless of whether any Bank website related to eCS is the same as any referenced in Section 2.2 (d) below, Pier 1’s obligations with respect to the eCS website (and the terms and conditions related to the eCS website) shall be the same as those applicable to the Website described in Section 2.2 (d) below.

2.1.1           Portfolio Purchase and Sale Agreement

See Schedule 2.1.1

2.2           Applications for Credit Under the Plan; Internet Features.

(a)           Pier 1 shall not promote or participate in any application by a Customer for financing the purchase of Goods and/or Services other than for participation in the Plan as provided in Section 3.11.  Applicants who wish to apply for an Account under the Plan must submit a completed application on a form or in an electronic format approved by Bank, and Bank shall grant or deny the request for credit based solely upon Bank’s credit criteria.  In the case of in-store applications, Pier 1 shall (i) provide a copy of the Credit Card Agreement to the Applicant to be retained for the Applicant’s records, and (ii) follow any applicable Operating Procedures.  When facilitating any other method of application, Pier 1 shall follow all applicable Operating Procedures.  The application shall be submitted to Bank by the Applicant or submitted by Pier 1 on behalf of the Applicant, as required in the Operating Procedures.  If Bank grants the request for an Account, Bank will issue a Credit Card to the Applicant to access an individual line of credit in an amount determined by Bank.

(b)           As of the Plan Commencement Date, Bank shall make available, and    Pier 1 shall utilize, Web Application. Pursuant to the provisions of Schedule 2.2 (b), Bank shall make available and Pier 1 shall utilize Quick Credit. In addition, if and as agreed to by the parties as to each method, at some point during the Term, Bank will make available (and in which case Pier 1 shall utilize) On-Line Prescreen, Batch Prescreen, and/or a mobile technology method for new Account acquisition.  See also subsection (d) below regarding Web Application.

(c)           Regarding applications submitted in whole or in part by Pier 1 on an Applicant’s behalf, Pier 1 agrees that it will, pursuant to and subject to the provisions of this Agreement (including but not limited to Section 10.17): (i) protect and keep confidential any and all Applicant information (which information shall be Bank Consumer Personal Information) acquired as a result of participating in the submission of any such applications, (ii) not disclose the information to anyone other than authorized representatives of Bank, and (iii) follow all Operating Procedures applicable to such Bank Consumer Personal Information.

(d)            Bank shall, on or before the Plan Commencement Date, make available the Web Application procedure by establishing a website for such purpose, which shall be accessible from Pier 1’s website. Bank shall bear the entire cost of those components involving its systems that are required to make Web Application available. Accordingly, Pier 1 shall be responsible for integrating and maintaining on its website, at its sole expense, access to Bank’s Web Application.  Pier 1 agrees that, to integrate and maintain the Web Application, to ensure access to the Bank’s designated website, and to reduce technical errors, Pier 1’s software providing the access will function, and continue to function, in a sound technical manner.  Pier 1 shall monitor its website to ensure proper functioning.  In the event Bank changes or otherwise modifies the website address for its designated website, Pier 1 will either update or modify its website accordingly, as directed by Bank upon prior written notice.  In providing Web Application on the Pier 1 website, if appropriate, Pier 1 shall make it clear and conspicuous that the Customer is leaving Pier 1’s website and is being directed to Bank’s website for the exclusive purpose of accessing Bank’s website and submitting an application for credit.  Pier 1 agrees that, in connection with the Web Application, it will use Bank’s name, or any logo, statements, or any other information that is related to Bank, only as directed by Bank, or as previously approved by Bank in writing.  Without limiting the generality of the scope of required approvals, but by way of example, Pier 1 shall seek Bank’s approval not only with respect to content, but also with respect to any typestyle, color, or abbreviations used in connection with the Web Application.

2.3           Operating Procedures.  Pier 1 shall observe and comply with the Operating Procedures as Bank may prescribe on not less than thirty (30) days’ prior notice to Pier 1 or otherwise required by Applicable Law.  The Operating Procedures may be amended or modified by Bank from time to time in its reasonable discretion; provided, however, unless such changes are required by Applicable Law, a copy of any such amendment or modification shall be provided to Pier 1 at least thirty (30) days before its effective date, and for those changes required by Applicable Law, notice shall be given as soon as practicable.

2.4           Plan Documents (Forms and Collateral).

(a)           Forms - General.  Subject to (b) below, Bank shall design, determine the terms and conditions of, and generate the form of the Credit Card Agreement, applications, Credit Card, card mailers, privacy notices, Billing Statements (including backers), Cardholder letters, templates, and other documents and forms to be used under the Plan which (i) relate to the Plan, (ii) relate to Bank’s and/or the Cardholder’s obligations, (iii) are used by Bank in maintaining and servicing the Accounts; or (iv) are required by Applicable Law (collectively, “Forms”).  By way of clarification, Bank’s responsibilities do not include any obligations Pier 1 may have as a retailer, such as creating the form of Charge Slips and Credit Slips.  All Forms shall be in the English language only unless otherwise agreed by the parties in writing, and there shall be only one design for each Form.

(b)           Forms - Conditions.  The provisions of (a) above are subject to the following conditions.  First, Bank’s actions are subject to Section 3.6 (d), Applicable Law, and Section 2.10.  Second, Bank and Pier 1 shall jointly design any Customer marketing aspects of Billing Statements, Credit Cards, and card mailers.

(c)           Collateral.  Pier 1 may design and produce promotional material, direct mail pieces, catalog, newspaper, radio, TV and Internet advertisements, and other collateral documents (collectively, “Collateral”) which reference the Plan.  Pier 1 shall submit all Collateral to Bank for its review and approval of the Plan disclosures, as well as references to the Plan and use of Bank Marks.  Pursuant to this review and approval process, Pier 1 will make (or have made) all changes that Bank requests to satisfy Applicable Law and/or in exercising its rights under this Agreement.

(d)           Bank’s Costs.  Subject to subsection (e) below, Bank will determine which and how many of the following to provide, which shall be at its expense.  First, Bank will provide to Pier 1 at one central location in the Continental U.S., for distribution to Customers and Cardholders, marketing purposes, and mass mailings, as applicable: (i) adequate copies of Credit Card Agreements and applications; and (ii) the template of any appropriate Forms.  Second, Bank shall provide an appropriate number of (or copies of, as applicable) Credit Card Agreements, applications, Credit Cards, Billing Statements, and card mailers.

(e)             Costs Related to Mailings to Certain Converted Cardholders.  Costs for mailings to certain Converted Cardholders as described in the immediately following paragraph shall be borne by Bank as set forth herein, including but not limited to (i) Credit Card: design, production, plastics, holder, and Credit Card Agreement; (ii) postage, envelopes, and welcome kit enclosures for those who accept an offer for a new Account; (iii) new marketing materials (POS, catalogue, and Web) and training materials; and (iv) applications.  All Bank Forms, costs, and procedures related thereto shall be consistent with the terms of this Agreement, and in particular subsections (a), (b), and (f) (ii) of this Section 2.4.  By way of clarification and emphasis, the provisions of this subsection (e) relate to the initial, post-Conversion mailing to certain Converted Cardholders, and does not apply to subsequent re-issuances requested by Pier 1, as described in subsection (f) below.

Once Conversion occurs, Bank shall identify each Converted Cardholder that made a purchase using her or his Pier 1 Program Account: (i) twelve (12) months or less prior to the Conversion Date, and (ii) more than twelve (12) months, but less than or equal to eighteen (18) months, prior to the Conversion Date.  As to Converted Accounts in each such category, Bank shall determine which Converted Cardholders are eligible to be issued a new Account and corresponding Credit Card.  For Converted Cardholders categorized in (i) or (ii), such Converted Cardholders shall not be eligible if Bank has determined (per its standard practices, policies and procedures) that the corresponding Converted Account: (x) is one that falls into a category listed in Schedule 2.4 (e) (x); (y) is not considered in good standing with Bank for reasons consistent with its practices, policies, and procedures, and/or (z) represents an unsatisfactory level of risk.  In addition, as to a Converted Cardholder in category (ii), Bank shall not include the Converted Account in the mailing if the parties agree in writing that its inclusion is not likely to provide a net enhancement to the Plan.

Each eligible Converted Cardholder shall be assigned a credit limit by Bank in an amount at least equal to the credit limit in effect under the Pier 1 Program prior to the Conversion.  In addition, Bank shall issue to (and bear the cost of issuing to) each such Converted Cardholder an appropriate version of a Credit Card to replace the Pier 1 Program Credit Card.  Furthermore, with respect to each eligible Converted Cardholder that falls into the “12-18 months prior” category described in (ii) above, Pier 1 must fund a value proposition, the form and value of which shall be agreed to by the parties.

(f)        Pier 1’s Costs.

(i)           Pier 1 Re-issuances.  By way of clarification and emphasis, the provisions of this subsection (f) do not obviate or otherwise modify Bank’s responsibilities under subsection (e) above.  Any re-issuances requested by Pier 1 after the Plan launch described in subsection (e) above shall be referred to, collectively, as “Pier 1 Re-issuances”. Regarding any Pier 1 Re-issuance, Pier 1 shall pay all costs (i) for the card itself (including all embossing and encoding), card mailers, envelopes, Credit Card Agreements, and other Forms, Collateral, and postage, and (ii) any Bank out-of-pocket expense necessitated by Pier 1’s decision to launch a Pier 1 Re-issuance. As a point of clarification, none of the following constitutes a Pier 1 Re-issuance: Bank’s replacement (on an Account-by-Account basis) of lost or stolen Credit Cards, expired Credit Cards, or in response to some other Cardholder request.  By way of further clarification, the Plan launch described in (e) above  is not a Pier 1 Re-issuance.

(ii)           Variations from Bank’s Standards.  If a request or requirement (as applicable) of Pier 1 with regard to any Plan Documents requires a variation from Bank’s standard specifications, and such variation causes an increase in any cost of Bank, the following shall apply.  First, Bank will advise Pier 1 in writing of the variance and provide a written estimate of the related cost increase.  Second, Pier 1 shall notify Bank in writing of its decision to forego the request, to modify the request such that no cost increase is generated, or agree to bear the additional expense.  In the event any Forms become obsolete as a result of changes requested by Pier 1 or necessitated by its decisions and/or actions, then upon written notice by Bank of such event, Pier 1 shall reimburse Bank for the costs associated with any unused obsolete Forms.

(iii)           Mass Mailings.  As to any mass mailings requested by Pier 1 (including but not limited to catalog mailings, pre-approved mailings, and zero balance mailings), Pier 1 shall pay all reasonable costs related thereto incurred by Bank.

2.5           Marketing and Promotion of Plan.

(a)           Throughout the Term of this Agreement, Pier 1 shall actively market, promote, participate in and support the Plan, including without limitation those marketing promotions set forth in Schedule 2.5 (a) and such other methods mutually agreed upon by Pier 1 and Bank.  As one example, Pier 1 agrees to prominently advertise and actively promote the Plan through all Sales Channels (e.g., as applicable, signage and spiffs at retail locations, catalog inserts, and promotions on Pier 1’s website).  Pier 1 and Bank will jointly agree upon programs to market the Plan, both initially and on a continuing basis.

(b)           Bank shall contribute the amounts set forth in Schedule 2.5 (b) to apply to marketing and promotion expenses associated with the Plan.  All of such funds shall be referred to herein as the “Marketing Fund”.  If the Marketing Funds are not used in the Plan Year or other time period contributed, they will not roll over to the next Plan Year and they shall not have any cash value.  Pier 1 shall pay all marketing and promotion expenses directly as they are incurred, and shall send Bank an invoice for the aggregate amount of the expenditures mutually agreed upon by the parties, together with copies of paid invoices or other supporting documentation reasonably satisfactory to Bank for such expenses, which invoice shall be paid by Bank within thirty (30) days of receipt. Bank shall continue such reimbursements as just described until Bank’s maximum contribution amount for the applicable Plan Year has been met.  Bank shall have the right to cease the availability of the Marketing Funds contributed by Bank for any future marketing or promotions if either party: (i) terminates this Agreement, (ii) notifies the other party of an intent to terminate or the fact that the notifying party has already terminated this Agreement, or (iii) notifies the other of an intent to allow this Agreement to expire.  However, Bank shall renew the availability of the Marketing Funds for the then current Plan Year on a retroactive basis under the following circumstances: if despite the occurrence of (i), (ii), or (iii) but prior to this Agreement’s expiration or termination, the parties renew this Agreement and/or extend the expiration date by at least two (2) years.

(c)           See also Schedule 2.5 (c) attached.

(d)     See also Schedule 2.5 (d) attached.

2.6           Administration of Accounts and Plan.  Bank shall perform, in compliance with Applicable Law, all functions necessary to administer and service the Accounts, including but not limited to: making all necessary credit investigations; notifying Applicants in writing of acceptance or rejection of credit under the Plan; preparing and mailing Billing Statements; making collections; handling Cardholder inquiries; and processing payments.  See also Schedule 11.

2.7           Credit Decision.  The decision to extend credit to any Applicant under the Plan shall be Bank’s decision.  Bank shall establish and administer the underwriting and credit decisions for the Plan.  If and when Bank determines that making changes in such criteria is appropriate, the following provisions shall apply. Bank shall provide Pier 1 with as much advance written notice as is reasonable under the circumstances. Such notice shall include (or be followed by a timely subsequent writing that includes) identification of what the changes will be and the date of implementation (or at least a best estimate as of the time of the notice/subsequent writing).  Bank shall also provide its then current assessment of the impact of such changes on the Plan. By way of clarification, Bank’s notice and explanation of credit criteria changes as described above does not include disclosure of other Bank Confidential Information that Bank does not choose to disclose.

Pier 1 may from time to time request Bank to consider offering certain types of special credit programs.  However, Bank shall, in its sole discretion, subject to Applicable Laws and its safety and soundness considerations, determine whether or not to offer any of such special credit programs.  In the event Bank agrees to any special credit program, Pier 1 and Bank shall mutually agree in writing upon any special terms and fees associated with the special credit program. As of the Effective Date, the special credit program agreed to by the parties is described in greater detail in Schedule 2.7.

2.8           Ownership of Accounts and Information.

(a)           The parties recognize that Cardholders are Customers, and that each of Bank and Pier 1 has certain ownership rights in information relating to such individuals in their respective roles as Cardholders and Customers.  The parties acknowledge that the same or similar information may be contained in the Bank Cardholder Information (defined below) and the Pier 1 Customer Information (defined below); such common information being referred to herein as “Common Information”.  Each such pool of data shall therefore be considered separate information subject to the specific provisions applicable to that data hereunder.  For example, in subsection (b) below Bank is authorized to use Pier 1 Customer Information only for certain limited purposes.  Presume such information included names of both Customers who were Cardholders and non-Cardholder Customers.  The names of those who were both Customers and Cardholders would be Common Information.  So, Bank would not be limited by the terms of subsection (b) as to such names.  However, the names of non-Cardholder Customers would not be Common Information, and thus would be subject to the limitations set forth in subsection (b).  Likewise, though subsection (c) below limits what Pier 1 can do with Bank Cardholder Information, such limitations do not apply to that portion of Bank Cardholder Information that is comprised of Common Information.

(b)           The Customer’s names and addresses and other Customer information collected by Pier 1 independent of Bank and set forth in Pier 1’s records shall be the exclusive property of Pier 1; such information and Pier 1’s Common Information shall be referred to collectively as “Pier 1 Customer Information”.  Pier 1 Customer Information might or might not be comprised exclusively of Pier 1’s Consumer Personal Information.  As requested by Bank, but subject to Applicable Law and Pier 1’s privacy policy, Pier 1 shall provide the names and addresses of Customers to Bank, to be used only for purposes of (i) evaluating such Customer’s creditworthiness, (ii) soliciting such Customers for Credit Cards, and (iii) administering the Plan in accordance with the terms of this Agreement and Applicable Law.  Bank shall protect the confidentiality of such information as set forth in Section 10.17.

(c)	(i)
The Accounts and all information related thereto set forth in Bank’s records, including without limitation the information listed in Schedule 2.8, the information obtained through applications, the receivables, names, addresses, credit, and transaction information of Cardholders shall be the exclusive property of Bank during the Term, and thereafter (unless the Accounts are purchased by Pier 1 or its designee pursuant to Section 9.5).  Such information and Bank’s Common Information shall be referred to collectively as “Bank Cardholder Information”.  Bank Cardholder Information might or might not be comprised exclusively of Bank’s Consumer Personal Information.

(ii)
Bank shall provide to Pier 1 monthly one (1) master file extract, initially containing the information set forth on Schedule 2.8 to the extent such information is available to and may be shared by Bank, and subject to change by Bank at any time.  Bank shall also provide to Pier 1 any other Bank Cardholder Information requested by     Pier 1, to the extent permitted by Applicable Law and Bank’s privacy and security policies.  Pier 1 may use such information in connection with maintaining and servicing the Accounts; furthermore, Pier 1 may use it to market its Goods and/or Services or its business in general to the Cardholders, but in any event only as permitted by Applicable Law.  The parties recognize that Pier 1’s efforts related to such approved purposes might necessitate disclosure of Bank Cardholder Information to Pier 1’s vendors and contractors.  Such disclosure shall be permitted, provided the third-parties agree in writing to use the information only for the aforementioned approved purposes and to protect the confidentiality of such information as set forth in Section 10.17.  Except as so provided, unless Bank consents otherwise in advance and in writing, Pier 1 shall keep such Bank Cardholder Information confidential as set forth in Section 10.17, and shall not disclose such information to any third-party nor sell, lease, or otherwise transfer such information to any third-party.

2.9           Protection Programs and Enhancement Marketing Services.

(a)           Pier 1 and Bank agree that Bank will have the exclusive right but not the obligation to make available to Cardholders various types of debt cancellation and credit related protection programs (collectively referred to herein as “Protection Programs”) offered by Bank.  Bank may but is not obligated to offer such Protection Programs through direct marketing channels including but not limited to telemarketing, call transfer, inbound customer service call offers, call to confirm programs, IVR, eCS, and EBPP.  Bank also has the right but not the obligation to make written offers through Billing Statement bangtails and inserts, Billing Statement messaging, and direct mail.  The fees for Protection Programs will be charged to the applicable Cardholder’s Account.  Bank shall have the right but not the obligation to immediately terminate any Protection Programs if and when either party:  (i) terminates this Agreement, (ii) notifies the other party of an intent to terminate or that the notifying party has already terminated this Agreement, or (iii) notifies the other of an intent not to renew this Agreement.

(b)           Pier 1 and Bank agree that Bank will have the exclusive right but not the obligation, and in any event subject to Pier 1’s prior written consent, not to be unreasonably withheld or delayed, to make available to Cardholders, through solicitations made in connection with their Accounts, various types of products and services other than Protection Programs.  Such other products and services shall be referred to collectively herein as “Enhancement Marketing Services”.  Such Enhancement Marketing Services include, but are not limited to, travel clubs, legal services, and merchandise products.  Bank may but is not obligated to offer Enhancement Marketing Services through direct marketing channels including but not limited to telemarketing, call transfer, inbound customer service call offers, call to confirm programs, IVR, ECS, and EBPP.  Bank also has the right but not the obligation to make written Enhancement Marketing Services offers through Billing Statement bangtails and inserts, Billing Statement messaging, and direct mail.  Bank will notify Pier 1 in writing (and/or in a Plan Committee meeting) of proposed offers through direct mail, telemarketing, statement inserts, and statement messaging prior to execution.  The charges for Enhancement Marketing Services will be billed to the applicable Cardholder’s Account when appropriate.  Bank shall have the right but not the obligation to immediately terminate any Enhancement Marketing Services if and when either party:  (i) terminates this Agreement, (ii) notifies the other party of an intent to terminate or that the notifying party has already terminated this Agreement, or (iii) notifies the other of an intent not to renew  this Agreement.  See also Schedule 2.9 (b).

2.10           Ownership and Licensing of the Parties’ Marks.

(a)           Subject to the other provisions of this Agreement, Pier 1 hereby grants to Bank a non-exclusive (except as to branded credit account and card plans per Section 3.11), non-transferable license to use the Pier 1 Marks solely in satisfaction of its duties, rights and obligations described in this Agreement, including without limitation, using same in any and all promotional materials, Account documentation, advertising, websites, marketing, and solicitations related to the Plan, during the Term.  Bank shall use the trademark designations “®” or “TM” or such other designation as Pier 1 may specify or approve in connection with the Pier 1 Marks on the Credit Cards, Account documentation and promotional materials.  Bank agrees it will not use the Pier 1 Marks on or in connection with any products or services or for any other purpose other than as explicitly described in this Agreement except as required by Applicable Law.

(b)           Anything in this Agreement to the contrary notwithstanding, Pier 1 shall retain all rights in and to Pier 1 Marks pertaining to such Accounts, and all goodwill associated with the use of Pier 1 Marks (whether under this Agreement or otherwise) shall inure to the benefit of Pier 1.  Pier 1 shall have the right, in its sole and absolute discretion, to prohibit the use of any Pier 1 Marks in any Forms, advertisements or other materials or references proposed to be used by Bank which  Pier 1 in its reasonable business judgment deems objectionable or improper.  Bank shall cease all use of Pier 1 Marks upon the termination of this Agreement unless Bank retains the Accounts after termination of the Agreement.  In that case, Bank may use Pier 1 Marks solely in connection with the administration and collection of the balance due on the Accounts.  Provided, however, that Pier 1 grants Bank and its Affiliates the non-exclusive, non-transferable right to use Pier 1 Marks in connection with their respective product marketing and promotional materials and literature in written and electronic form and their business client lists.

(c)           Pier 1 recognizes that Bank is the sole owner of the Bank Marks, that    Pier 1 has no rights of ownership or license therein, and that Pier 1 is not entitled to (and shall not) use the Bank Marks other than as explicitly and specifically provided in this Agreement.  As a point of clarification, Bank has and retains all rights in and to Bank Marks and the use thereof, and all goodwill associated with the use of Bank Marks (whether under this Agreement or otherwise) shall inure to the benefit of Bank.  Bank shall have the right, in its sole and absolute discretion, to prohibit the use of any Bank Marks in any Plan Documents, advertisements, or other materials or references proposed to be used by Pier 1 which Bank in its reasonable business judgment deems objectionable or improper.  Pier 1 shall cease all use of Bank Marks upon the termination of this Agreement.

2.11.        Loyalty Programs.

(a)           General.  Pier 1 shall own and operate a loyalty program, either (i) just for Cardholders (a “Cardholder Loyalty Program”), or (ii) for all Customers (a “Customer Loyalty Program”).  In either case, Pier 1 will be responsible for determining the program’s rules, funding the rewards related to it, and ensuring compliance with all Applicable Laws.

(b)           Bank Support of Cardholder Loyalty Program.  Upon request by Pier 1, and to the extent available, Bank will provide Pier 1 with certain system functionality tied to the Accounts to support a Cardholder Loyalty Program, for matters such as recording the accumulation of loyalty points, tracking, lookup/reporting, and redemption where a coupon is part of the Billing Statement.  Any such system functionality provided by Bank shall be at no additional charge to Pier 1, to the extent the Cardholder Loyalty Program: (i) is compatible with Bank’s existing or future functionality offered to other Bank clients; (ii) is facilitated using monthly Billing Statements to active Accounts; (iii) does not require Bank to incur additional internal or external expense; and (iv) does not include stand-alone mailings.  Otherwise, such functionality if available shall be provided pursuant to terms (including fees to Bank) mutually agreed to by the parties.  For example, Bank will, at an agreed cost to Pier 1, support stand-alone Cardholder mailings and zero-balance Billing Statements associated with the Cardholder Loyalty Program.

(c)           Loyalty Program Value Propositions.  For a Cardholder Loyalty Program, Pier 1 shall offer a value proposition that is substantially the same as that featured in the Pier 1 Program as of the Effective Date.

The value proposition offered under a Customer Loyalty Program must be one that satisfies the provisions of this subsection (c).  Pier 1 acknowledges and agrees that the intent of the parties is that the Credit Card shall be the preferred form of tender to purchase Goods and/or Services, no matter what other forms of tender might be permissible under this Agreement.  One (but not the only) objective in reaching this goal is to ensure that Customers readily identify the Credit Card with Pier 1 and (accurately) perceive that the benefits of the Credit Card exceed any comparable benefits of other forms of tender (individually and/or collectively).  That principle applies, but is not limited to, the value proposition offered as part of a Customer Loyalty Program.

For example, presume that Consumer “A” (using a Credit Card) and Consumer “B” (using any one or more non-Credit Card form(s) of tender) are both enrolled in a Customer Loyalty Program.  Further, presume that they spend the exact same amount of money on the exact same Goods and/or Services over the exact same period of time.  The total benefit to Customer A, from Pier 1, in terms of the Customer Loyalty Program benefit, must always be greater than the total benefit to Customer B, from Pier 1, and in an amount that a reasonable Customer would consider to be meaningful.  By way of clarification, the value proposition offered to Cardholders under a Customer Loyalty Program shall never be less than that required under a Cardholder Loyalty Program as described in the first paragraph of this subsection (c).

SECTION 3.  OPERATION OF THE PLAN

3.1           Honoring Credit Cards.  Pier 1 agrees that Pier 1 will honor any Credit Card properly issued and currently authorized by Bank pursuant to the Plan.  In addition,    Pier 1 shall, in accordance with the provisions of this Agreement and the Operating Procedures, deliver to Bank all Transaction Records evidencing transactions made under the Plan.

3.2           Intentionally Left Blank.

3.3           Cardholder Disputes Regarding Accounts and Goods and/or Services.

(a)           Pier 1 shall promptly notify Bank regarding any Cardholder dispute regarding an Account.  This includes but is not limited to claims related to outstanding balances, Bank reports to credit bureaus, finance charges, fees, and collection efforts (e.g., notification that the Cardholder has filed bankruptcy or wants collection communications directed to legal counsel, etc.).

(b)           Pier 1 shall act promptly to investigate and work to resolve disputes with Cardholders regarding Goods and/or Services obtained through Pier 1 pursuant to the Plan.  Pier 1 shall timely process credits or refunds for Cardholders utilizing the Plan.

3.4           No Special Agreements.  Pier 1 will not extract any special agreement, condition, fee, or security from Cardholders in connection with their use of a Credit Card, unless approved in advance by Bank in writing.

3.5           Cardholder Disputes Regarding Violations of Applicable Law.  Pier 1 shall cooperate with Bank in further investigating and using its reasonable efforts to help resolve any Applicant or Cardholder claim, dispute, or defense which may be asserted under Applicable Law.

3.6           Payment to Pier 1; Ownership of Accounts; Fees; Accounting.

(a)           Each day (not just Business Days), Pier 1 shall electronically transmit all Transaction Records (from its main offices and/or its Sales Channels) to Bank within a reasonable period of time and in a format acceptable to Bank.  Upon receipt, Bank shall use commercially reasonable efforts to promptly verify and process such Transaction Records and, in the time frames specified herein, Bank will remit to Pier 1 an amount equal to the Net Proceeds indicated by such Transaction Records for the Credit Sales Day(s) for which such remittance is made.  Bank will transfer funds via Automated Clearing House (“ACH”) to an account designated in writing by Pier 1 to Bank (the    “Pier 1 Deposit Account”).  For Transaction Records received by Bank’s processing center before 12 noon Eastern time on a Business Day, Bank will initiate such ACH transfer on the next Business Day thereafter.  For Transaction Records received by Bank’s processing center either (i) after 12 noon Eastern time on a Business Day, or (ii) on a non-Business Day, Bank will initiate such transfer no later than the second Business Day thereafter.  The term “initiate” shall mean that Bank shall transmit an ACH file to Bank’s financial institution for payment to the Pier 1 Deposit Account on the next Business Day.

Bank reserves the right to deny (or reverse) an extension of credit for particular transactions in order to comply with Applicable Law, which might include but not be limited to prohibitions against transactions related to gambling.

(b)           Bank shall own all the Accounts under the Plan from the time of establishment, and except as otherwise provided herein, Pier 1 shall not have any right to any indebtedness on an Account or to any Account payment from a Cardholder arising out of or in connection with any Purchases under the Plan.  Effective upon the delivery of each Transaction Record by Pier 1 to Bank and each corresponding payment to Pier 1 by Bank pursuant to Section 3.6(a), Pier 1 shall be deemed to have transferred, conveyed, assigned and surrendered to Bank all right, title or interest in all (and in all other rights and writings evidencing such Purchases, if any) that comprise part of such corresponding Transaction Record. By way of clarification, Bank’s above referenced ownership shall be without recourse to Pier 1, except to the extent otherwise provided for in this Agreement, including but not limited to Section 3.9 and Schedule 2.7.

(c)           All Transaction Records are subject to review by Bank.  In the event of a computational or similar error of an accounting or record keeping nature with respect to such Transaction Records, Bank may credit to the Pier 1 Deposit Account or net against the Net Proceeds (as the case may be) the proper amount as corrected.  If the Net Proceeds are insufficient, Pier 1 shall remit the proper amount to Bank promptly upon written demand.  Upon any such correction, Bank shall give Pier 1 prompt notice of same, including details of the discrepancy and correction.

(d)           The Credit Card Agreement shall include the Rates and Fees as are set forth in Schedule 3.6 (d).  In connection with its servicing of the Accounts, Bank may make changes to the Credit Card Agreement on an individual Account by Account basis and without notice to Pier 1.

With regard to Plan-wide changes to the Credit Card Agreement, the following provisions shall apply. First, Bank may make changes to non-Rates and Fees terms at any time, including but not limited to changes required by Applicable Law. Bank shall notify Pier 1 in writing of any such changes, and such notice shall be provided as far in advance of its implementation as is reasonable under the circumstances. Second, with respect to any changes in the Rates and Fees, Bank will notify Pier 1 in writing of same as far in advance of its implementation as is reasonable under the circumstances. In addition, Bank will discuss such changes with Pier 1 in Plan Committee Meetings as set forth in Schedule 11.

(e)           (i) General. Pier 1 shall obtain and maintain at its own expense such Point of Sale terminals, cash registers, network (electronic communication interchange system), telephone or other communication lines, software, hardware and other items of equipment as are necessary for it to request and receive authorizations, transmit Charge Slip and Credit Slip information, process applications and perform its obligations under this Agreement.  The computer programs and telecommunications protocols necessary to facilitate communications between Bank and Pier 1 (and/or Bank and specific Sales Channels, if applicable) shall be determined by Bank from time to time. By way of example (only) and by no means limitation, as of the Plan Commencement Date Pier 1’s POS systems shall be able to perform what is known as “Account Look-up” and what is known as “in-store payments”

By way of clarification, the Bank systems changes described in this (e) are not the same as those discussed in (f) below.

(ii) Notice of Bank Systems Changes. Bank shall provide to Pier 1 prior written notice (to the extent reasonable under the circumstances) of any changes to then current Bank systems, equipment, and/or protocols as described in (i) above. With regard to major Bank changes to its systems, Bank shall, to the extent practical under the circumstances, make a good faith effort to provide such notice at least six (6) months prior to the subject change. Bank shall be responsible to pay for all Bank’s changes to its systems.

(iii)  Definitions.

“Bank Non-Plan Impact Systems Change” shall mean a Bank change to its systems which does not impact the Plan.

“Bank Plan Impact Systems Change” shall mean a Bank change to its systems which does impact the Plan.

“Pier 1 System Change” shall mean changes by Pier 1 to its systems which are necessitated by Bank Plan Impact Systems Change and Pier 1’s obligations related thereto under (i)  above.

(iv) Effects on Pier 1. First, Pier 1 shall work in good faith and a cooperative manner to effectuate any Pier 1 Systems Changes on or before the date targeted by Bank as Pier 1’s date of completion, which date shall have been communicated by Bank to Pier 1 as set forth above in (ii). Second, the parties agree that Bank Non-Plan Impact Systems Changes shall not give rise to any Pier 1 costs. Third, costs incurred by Pier 1 arising from its transition from Instant Credit to Quick Credit are outside the scope of this subsection (e).  Fourth, with regard to costs incurred by Pier 1 to make Pier 1 Systems Changes, the following provisions shall apply:

(x)	Category 1: The Bank Plan Impact Systems Changes are necessitated by a change in Applicable Law. In such case, Pier 1 shall bear the entire expense.

(y)	Category 2. The Bank Plan Impact Systems Changes are not necessitated by a change in Applicable Law.

In such case, Pier 1 shall bear the cost, up to a cap of One Hundred Thousand Dollars ($100,000) in any subject Plan Year. By way of clarification, if there is more than one such change in a subject Plan Year, Pier 1’s obligation would not exceed $100,000. In other words, the cap is not $100,000 per incident in each Plan Year. By way of further clarification, if Pier 1 spends less than $100,000 in any one Plan Year, any unspent amount does not roll-over into any subsequent Plan Year such that the cap in any subsequent Plan Year would be greater than $100,000.

(f)   Bank systems changes describe in this (f) are not the same as those described in (e) above. With regard to Bank’s changes to its then current systems, equipment, and/or protocols (i) that do not apply to the Plan but (ii) which such changes Bank believes Pier 1 might want to incorporate into the Plan, Bank shall offer to Pier 1 the opportunity to have such Bank systems changes incorporated into the Plan. If Pier 1 so chooses, then Pier 1 shall be responsible to pay (x) to Bank a fee agreed upon by the parties in consideration for Bank making its systems changes available for the Plan, and (y) Pier 1’s costs for changes to its own systems required to incorporate the subject Bank systems changes into the Plan.

(g)           Pier 1 shall be responsible for ensuring that all Promotional Program Purchases are properly designated as such on the Transaction Record in accordance with Bank’s instructions.

(h)           Bank may, if Pier 1 fails to pay Bank any amounts due to Bank pursuant to this Agreement for more than thirty (30) days after the due date, offset such amounts against the Net Proceeds or any other amounts owed by Bank to Pier 1 under this Agreement.  Pier 1 may, if Bank fails to pay Pier 1 any amounts due to Pier 1 pursuant to this Agreement for more than thirty (30) days after the due date, offset such amounts against any other amounts owed by Pier 1 to Bank under this Agreement.

3.7           Bank Mailings; Insertion of Pier 1’s Promotional Materials.  Envelope space (including bangtail) for Billing Statements and Credit Card mailers shall be allocated as follows:

(a)           “Priority Materials,” defined as: legally required material, privacy notices, disclosures, Cardholder notices, Billing Statements, new Credit Card mailers, Credit Card Agreement, and notices sent by Bank;

(b)           Bank’s other inserts (including bangtail); and

(c)           Pier 1’s promotional materials, subject to the following terms:

At Pier 1’s request, Bank will include with the Billing Statements and new Credit Card mailers Pier 1 promotional materials provided by Pier 1 (and at Pier 1’s expense), so long as the materials:  (i) are provided to Bank at least thirty (30) days prior to the scheduled mailing date of such statements or notices and pursuant to an insert schedule that Pier 1 provided to Bank at least sixty (60) days in advance; (ii) have been approved as to content by Bank (in its reasonable discretion) with respect to any manner of reference to Bank or the Plan; (iii) meet all size, weight, or other specifications for such inserts as shall be reasonably set by Bank from time to time; (iv) would not require the removal (in Bank’s standard envelope) of Priority Materials and/or Bank’s other inserts; and (v) along with all incremental postage costs caused by Bank’s insertion of such materials are paid by Pier 1. Notwithstanding the immediately preceding sentence, Bank must provide Pier 1 reasonable advance notice of any such additional postage charge.  Furthermore, Bank shall only insert Pier 1 materials (and charge such additional expense to Pier 1) if Pier 1 approves such insertion regardless of the additional postage costs.

Bank reserves the right to disallow any inserts which are in violation of Applicable Law, conflict with any other provision of this Agreement, or whose subject matter is reasonably deemed by Bank to be salacious in nature.

3.8           Cardholder Payments on Accounts.

(a)           Subject to the provisions of this Section 3.8, Bank hereby authorizes Pier 1 to accept, on Bank’s behalf, Cardholder payments on Accounts at Pier 1 stores in the U.S. Any Cardholder payments on Accounts not made at such Pier 1 stores shall be made directly to Bank in accordance with the instructions of Bank and at the location or address (physical or electronic, as applicable) specified by Bank. By way of clarification, Bank has the sole right to receive and retain all payments made with respect to all Accounts and to pursue collection of all amounts outstanding, unless a Purchase is charged back to Pier 1 pursuant to the provisions of Sections 3.9 and 3.10 hereof.

(b)           Upon receipt of such payments, Pier 1 (on Bank’s behalf) will hold the payment in trust (in the sense that Pier 1 is obligated to pay such amount to Bank, not that such amount be held in a separate Pier 1 account) for Bank and will transmit record of such payment to the Bank at the time of payment using Bank’s transaction specifications.  Payments made by Cardholders at Pier 1 stores shall be deemed received by Bank when Bank receives the Transaction Record that corresponds to the payment.  Bank will deduct the amount of such payment from the Net Proceeds (to the extent not previously deducted); or if the Net Proceeds are insufficient, Pier 1 shall remit the amount of such payment or any unpaid portion thereof, to Bank, immediately upon written demand from Bank.

(c)           Notwithstanding any provision to the contrary elsewhere in this Section 3.8 or elsewhere in this Agreement, Pier 1 shall comply with any written instruction by Bank that Pier 1 cease accepting Cardholder payments on Accounts when such instruction is related to (i) Applicable Law, and/or (ii) securitization of the Accounts by Bank. Provided, however, that Bank shall notify Pier 1 in writing of the desired date for cessation of such acceptance of Cardholder payments, which written notice shall be provided to Pier 1 as far in advance of the subject cessation date as is commercially reasonable under the circumstances. In addition, Pier 1 shall not accept Cardholder payments at any Pier 1 store once Goods and/or Services are no longer being sold from such store.

(d)           Pier 1 hereby authorizes Bank, or any of its employees or agents, to endorse “World Financial Network Bank” upon all or any checks, drafts, money orders or other evidence of payment, made payable to Pier 1 and intended as payment on an Account, that may come into Bank’s possession from Cardholders and to credit said payment against the appropriate Cardholder’s Account.

3.9           Chargebacks.  Bank shall have the right to charge back the amount (or portion of the amount, as applicable) of the subject Purchase under the terms and conditions of this Section 3.9. In addition, if the basis for the chargeback is non-authorization by Bank and/or the failure to supply necessary copies of relevant documentation, the  chargeback amount shall also include:  the unpaid principal balance, applicable sales tax, accrued and billed finance charges, fees, and any Rebate Fees paid by Bank to Pier 1, relating to any such Purchase. As to chargebacks for any other reasons, the amount of the chargeback shall not include accrued and billed finance charges or Cardholder fees, unless discussed with Pier 1.

(a)           If any Applicant or Cardholder claim, defense, dispute, or basis for non-payment is based on an alleged action or inaction by Pier 1 and/or otherwise involves the Goods and/or Services, including but not limited to an alleged: (i) breach of warranty or representation; (ii) unauthorized use of the Credit Card; (iii) charge for something other than an actual Purchase; (iv) the Charge Slip related to the Purchase is a duplicate of one already paid and/or the price on it differs from the price on the Cardholder’s copy of same; and/or (v) where Pier 1 has failed to follow any other provisions in this Agreement and/or or the Operating Procedures, and Bank determines, upon receipt of a fraud affidavit from the Cardholder, that the signature on any Charge Slip has been forged or is counterfeit; or

(b)           If Bank determines that, with respect to such Purchase or the Account that:  (i) there is a breach of any warranty or representation made by or with respect to Pier 1 under this Agreement; (ii) there is a failure by Pier 1 to comply with any term or condition of this Agreement, which failure shall not have been cured within fifteen (15) days after receipt of written notice thereof from Bank; or

(c)           For any chargeback reason as set forth in the Operating Procedures.

3.10           Exercise of Chargebacks.  With respect to any amounts to be charged back pursuant to Section 3.9, Bank will offset such amount as part of the Net Proceeds to be paid to Pier 1, to the extent the balance thereof is sufficient or, to the extent not sufficient, Bank may demand payment from Pier 1 in immediately available funds for the full or any partial amount of such chargeback.  Upon payment in full of the related amount by Pier 1 to Bank, or off-setting, as the case may be, Bank shall transfer to    Pier 1, without any representation, warranty or recourse, all of Bank’s right to payments of such amounts charged back in connection with such Purchase.  Bank will exercise commercially reasonable efforts to cooperate with Pier 1 in any efforts by Pier 1 to collect the chargeback amount.  Bank may reduce the amount owed by a Cardholder on any Purchase subject to chargeback, but the related chargeback shall then be equal to the reduced (or net) amount owed by the Cardholder.  Pier 1 shall not resubmit or re-transmit any charged back Purchase to Bank, without Bank’s prior written consent.

3.11           Non-Competition.

(a)           Pier 1 shall actively and consistently market, promote, participate in and support the Plan as set forth in this Agreement.  Furthermore, except as otherwise provided in subsections (b) and (c) below, Pier 1 agrees that, in consideration of and as an inducement for Bank to make the Plan available to Pier 1 as provided in this Agreement, Pier 1 (including its Affiliates) shall not, during the Term or for the fifteen (15) month period following the end of the Term, either on its own or under contract or in concert with any third-party, establish, provide, own, accept or process any (i) private label revolving credit card, (ii) co-brand credit card or debit card that is branded with a Pier 1 Mark or other mark or name related to or for the promotion of Pier 1 and/or its Affiliates; or (iii) other Financial Product.

(b)           Notwithstanding the provisions set forth in subsection (a) above or elsewhere in this Agreement, nothing contained in this Agreement will be construed to prohibit or prevent Pier 1 from accepting (i) any major general purpose credit card (including without limitation, American Express Card, MasterCard, Visa, or Discover), so long as it is not branded with a Pier 1 Mark or other mark or name related to or for the promotion of Pier 1 and/or its Affiliates; (ii) any form of general purpose debit card, so long as it is not branded with a Pier 1 Mark or other mark or name related to or for the promotion of Pier 1 and/or its Affiliates; or (iii) any fixed payment (installment) credit programs for Applicants declined by Bank.

(c)           The prohibitions set forth in subsection (a) will not apply: (i) in cases where Pier 1 is exercising Pier 1’s rights under Section 3.14 of this Agreement, or (ii) if Pier 1 or its designee  purchases the Portfolio as described in Schedule 9.5.

(d)  By way of clarification, because of the scope of this Agreement as described elsewhere in this Agreement, the non-compete provisions of this Section 3.11 do not apply  to Pier 1 stores outside the U.S.

3.12           Intentionally Left Blank.

3.13           Reports.  Bank will deliver to Pier 1 the reports set forth in Schedule 3.13, as specified therein and to the extent information is available and applicable.  Bank may provide any additional reports requested by Pier 1 upon such terms and conditions (including cost) as are mutually agreed to by the parties.

3.14           New Businesses and Existing Credit Program Conversions.

(a)           General:  If Pier 1 internally develops a new business or acquires another business that does not fall within the definition of Sales Channels as set forth in Section 1.1, such business shall be referred to as a “New Business”, and Pier 1 shall promptly notify Bank in writing of the existence of the New Business.  Whether and how the New Business is incorporated into this Agreement and the Plan shall be determined by the terms of this Section 3.14, based on (i) the nature of the goods, services, and customers of the New Business; (ii) whether the New Business offers an existing Credit Program; and (iii) whether the issuer/provider of any existing Credit Program (defined below) is the New Business itself, an unaffiliated third-party, or Bank.  For purposes of this Section 3.14, the following terms shall have the following meanings: (i) “acquires” includes but is not limited to acquisition through merger, consolidation, or other business combination, (ii) “business” includes but is not limited to divisions, marketing and selling channels, catalogs, Internet sites and separate entities (whether or not Affiliates), and (iii) “Credit Program” shall mean a credit card program or other Financial Product which would be prohibited under Section 3.11, were it not for the specific exception describe in this Section 3.14.

(b)           New Business; No Existing Credit Program.

(i)
If the New Business involves the sale of substantially the same goods and services to substantially the same customer base as  Pier 1’s then current operations, and either it is internally developed, or it is not internally developed but it has no pre-existing Credit Program, then the following provisions shall apply:  the parties (including Pier 1 and Bank in cases where the New Business is an operating division of Pier 1; or, including Pier 1, Bank, and the New Business in cases where the New Business is a separate entity from Pier 1) shall execute an amendment to this Agreement incorporating the New Business into this Agreement, subject to the same terms and conditions as set forth in this Agreement.

(ii)
With respect to any New Business that does not involve the sale of substantially the same merchandise and services to substantially the same customer base as Pier 1’s then current operations, and has no pre-existing Credit Program, the following provisions shall apply.

Bank shall have a right to bid on adding such New Business to the Plan, and   Pier 1 shall consider Bank’s bid in good faith.  If Pier 1 considers bids other than Bank’s, Pier 1 shall ensure that it shall have the right to disclose to Bank the material terms and conditions (including but not limited to financial terms) of any such other bids to the degree necessary for Bank to prepare a competitive bid if Bank chooses to do so.  If  Pier 1 does not in good faith determine to accept Bank’s bid as the best bid, Pier 1’s right to award a contract to another bidder shall be subject to the following:  First, Pier 1 shall inform Bank that Pier 1 does not consider Bank’s bid to be the best bid.  Second, Pier 1 shall notify Bank of those elements of its bid that would need to be improved or enhanced for Bank’s bid to be considered the “best” bid.  Third, beginning the day Bank receives the information described in the preceding sentence, Pier 1 shall provide Bank at least five (5) Business Days to resubmit a bid.  Fourth, if Bank resubmits a bid but it is still not considered in good faith to be the best bid by Pier 1 or if Bank does not resubmit a bid, then Pier 1 may enter into an agreement with the previously selected bidder.

However, if Bank’s resubmitted bid is considered in good faith by Pier 1 to be the best bid, or Pier 1 otherwise elects to accept Bank’s bid, then Pier 1 and Bank shall negotiate in good faith any other terms that shall apply to Bank issuing Accounts to Customers of the New Business, and, the parties (including Pier 1 and Bank in cases where the New Business is an operating division of Pier 1; but including Pier 1, Bank, and the New Business in cases where the New Business is a separate entity from Pier 1) shall either execute an amendment to this Agreement or enter into a separate Agreement defining the terms and conditions that will apply to the New Business.

(c)           New Business; Existing Credit Program.

(i)
The following provisions shall apply if the New Business offers an existing Credit Program, and the New Business itself is both the subject retailer and the issuer/provider thereof.  With respect to the administration of such Credit Program, Pier 1 shall have the right, in its sole discretion, to (1) negotiate with Bank for the administration of the Credit Program, (2) retain the administration of such Credit Program, or (3) offer such Credit Program for sale to a third party, provided Bank has the opportunity to match any valid, competitive offer.

(ii)
The following provisions shall apply if the New Business offers an existing Credit Program through a contract with an unaffiliated third-party provider (other than Bank).  Pier 1 shall have the right, in its sole discretion, to (1) continue its contractual relationship with the unaffiliated third-party issuer/provider, (2) purchase and operate such Credit Program itself; or (3) negotiate with Bank or a third party to purchase and operate such Credit Program.  As to the negotiation process, the parties shall follow that process which is described in Section 3.14 (b) (ii) above.

(iii)
The following provisions shall apply if the New Business offers an existing Credit Program through a contract with Bank.  Subject to Section 3.14 (d) immediately below, Bank and Pier 1 shall assess and mutually agree whether to integrate the Credit Program into this Agreement and the Plan, or operate such Credit Program separately, all as set forth below in Section 3.14 (d).

(iv)
Notwithstanding anything to the contrary set forth in Section 3.14 (c) (iii) immediately above or Section 3.14 (d) immediately below, the following provisions shall apply if the Credit Program offered by the New Business is comprised in whole or in part of a co-brand credit card program, and at such time this Agreement and the Plan are comprised only of private label accounts, but Pier 1 and Bank are also parties to a separate, co-brand credit card agreement.  In that case, the New Business’s co-brand credit card accounts shall be considered the co-brand accounts of a new business under the co-brand only agreement between Bank and Pier 1, and any provisions therein with regard to such type of accounts shall apply.  However, if any such co-brand agreement does not address the issue of co-brand accounts of a new business, then the provisions of Section 3.14 (c) (iii) above and Section 3.14 (d) below shall again apply in full.

(d)           Conversion of Credit Card Portfolios.

(i)
The following provisions shall apply with respect to any credit card portfolios which Bank acquires or which it already owns pursuant to Section 3.14 (c).  Pier 1 and Bank shall negotiate in good faith in order to arrive at mutually agreeable terms pursuant to which the acquired credit card portfolio would be integrated into the Plan.  Such negotiations shall be based on the mutual intent of the parties to integrate the acquired accounts as set forth in Section 3.14 (d) (ii) immediately below.  Bank shall bear all costs related to conversions pursuant to this Section 3.14 (d), including replacement of credit cards with Credit Cards, notices to cardholders who have become Cardholders, and compliance with other requirements of Applicable Law.

(ii)
Subject to and taking into consideration the unique characteristics of the accounts to be acquired, and any impediments or requirements under Applicable Law or the applicable cardholder agreements, the following terms shall apply:

(1)
Private label credit card accounts shall be converted to Accounts established under the Plan.  Such newly converted Accounts shall be subject to the same terms and conditions of this Agreement, and participate in the Plan, as if they were Accounts originated under this Agreement.

(2)
If the Plan is comprised of only private label accounts at the time of such purchase, then the accounts shall continue under the same terms and conditions being offered to the customers/cardholders of the New Business, or such other terms and conditions upon which Pier 1 and Bank shall mutually agree.

(3)
If the Plan is comprised of both private label and co-brand credit card accounts at the time of such purchase, any purchased co-brand accounts shall be converted to co-brand accounts under the Plan, to the extent permitted by Card Association rules.  Such newly converted co-brand accounts shall be subject to the same terms and conditions of this Agreement, and participate in the Plan, as if they were Co-brand Accounts originated under this Agreement.

(e)           No Other Pier 1 Obligations.

(i)
Except as set forth in this Section 3.14, Pier 1 shall have no obligation to (1) include in the Plan any credit card portfolios acquired in connection with any merger, consolidation, acquisition or other transaction; (2) otherwise cause such portfolios to be transferred to Bank; or (3) otherwise transfer any such portfolios to Bank.

(ii)	The non-competition provisions set forth in Section 3.11 shall not apply to the ownership and/or administration of accounts described in this Section 3.14, nor any additional accounts related thereto.

(iii)	No party to any transaction requiring a conversion under the terms of this Section 3.14 shall be obligated to perform such conversion during a Down Period as defined in Schedule 9.5.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF PIER 1

Pier 1 hereby represents and warrants to Bank as follows:

4.1           Organization, Power and Qualification.  Pier 1 is a duly organized and validly existing Delaware corporation and in good standing under the laws of the State of Delaware and has full power and authority to enter into this Agreement and to carry out the provisions of this Agreement.  Pier 1 is duly qualified and in good standing to do business in all jurisdictions where located and/or conducting business, except where the failure to be so qualified would not have a material adverse effect on Pier 1’s business or Pier 1’s or Bank’s ability to perform as required under this Agreement or operate the Plan.

4.2           Authorization, Validity and Non-Contravention.

(a)           This Agreement has been duly authorized by all necessary corporate proceedings (or analogous governing proceedings).  Further, this Agreement has been duly executed and delivered by Pier 1, and is a valid and legally binding agreement of Pier 1 and duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(b)           No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over Pier 1 is required for (nor would the absence of such materially adversely affect) the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

(c)           The execution and delivery of this Agreement by Pier 1 and the compliance by Pier 1 with all provisions of this Agreement:  (i) will not, to the best knowledge of the  Pier 1 officer executing this Agreement on Pier 1’s behalf (and anyone advising him or her on such execution), conflict with or violate any Applicable Law; and (ii) will not conflict with or result in a breach of or default under any of the terms or provisions of any indenture, loan agreement, or other contract or agreement to which Pier 1 is a party (including but not limited to any under which Pier 1 is an obligor or by which its property is bound) where such conflict, violation, breach or default would have a material adverse effect on Pier 1 or the Plan, nor will such execution, delivery or compliance violate or result in the violation of the Certificate of Incorporation or By-Laws (or analogous rules of governance) of Pier 1, where such violation would have a material adverse effect on  Pier 1, Bank, this Agreement, or the Plan.

4.3           Accuracy of Information.  All factual information furnished by Pier 1 to Bank in writing at any time pursuant to any requirement of, or furnished in response to any written request of Bank under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by Pier 1 to Bank will be, to the best knowledge of Pier 1’s officer executing this Agreement (as well as anyone responsible for such transmission of information to Bank) true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information was or will be stated or certified. Provided, however, that individual breaches (as opposed to the development of a pattern of occurrences) of this Section 4.3 shall not be grounds for a Bank Termination Event under Section 9.2 unless such breach has a materially adverse effect on Pier 1, Bank, this Agreement, or the Plan.

4.4           Validity of Transaction Records.

(a)           As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, all Purchase information relating to such Transaction Records shall represent the obligation of a Cardholder in the respective amount set forth therein for Goods sold or Services rendered, together with applicable taxes, if any, and shall not involve any element of credit for any other purpose.

(b)           As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, Pier 1 has no knowledge or notice of any fact or matter which would materially impair the validity of any Purchase relating to such Transaction Records, the transaction evidenced thereby, or the collectability of amounts due related to such Purchase.

4.5           Compliance with Law.  Any action taken by Pier 1 or inaction (where Pier 1 has a duty to act) in connection with the Plan, the Loyalty Program, Bank, and/or the sales of Goods and/or Services shall be in compliance with all Applicable Law, except where the failure to comply, individually or in the aggregate, does not or will not have a material adverse effect on Pier 1, Bank, or the Plan.  Pier 1’s compliance with Applicable Law includes, but is not limited to, not engaging in: the sale of any illegal goods and/or services, the illegal sale of otherwise legal goods and/or services, and sales in violation of federal and state laws designed to prevent unlawful gambling.

4.6           Pier 1 Marks.  Pier 1 has the legal right to use and to permit the Bank to use, to the extent set forth herein, Pier 1 Marks.

4.7           Intellectual Property Rights.  In the event Pier 1 provides any software or hardware to Bank, Pier 1 has the legal right to such software or hardware and the right to permit Bank to use such software or hardware, and such use shall not knowingly violate any intellectual property rights of any third party.  [See also Section 8.1 (a)] Any software or other technology developed by or for Pier 1 or its Affiliates, to facilitate the Plan, including but not limited to, software and software modifications developed in response to Bank’s request or to accommodate Bank’s special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of Pier 1 and/or its Affiliates.  Nothing in this Agreement shall be deemed to convey a proprietary interest to Bank or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by Pier 1 and/or its Affiliates, and Bank shall return to Pier 1 all materials containing such intellectual property upon termination of this Agreement.

4.8           Promotional Plans Under the Pier 1 Program.   After the Effective Date, there will not be any special credit plans and/or promotional programs offered in the Pier 1 Program that would be comparable to those referenced in Section 2.7 of this Agreement and/or defined as “Promotional Programs” under Schedule 1.1 (B).

Note: The following provision shall apply with regard to representations and warranties containing the qualifier “to the best knowledge of Pier 1’s officer executing this Agreement . . . ..”  (a) If that qualifier is the only thing that prevents Pier 1 from having committed a breach hereunder, such absolution of breach does not constitute or equate to an absolution of any liability (including but not limited to Losses as defined in Section 8) that would apply  if the underlying event would otherwise have constituted a breach. (b) No individual referenced in such qualifier shall be held personally liable for their actions.

SECTION 5.  COVENANTS OF PIER 1

Pier 1 hereby covenants and agrees as follows:

5.1           Notices of Changes.  Pier 1 will as soon as reasonably possible notify Bank of any:  (a) change in the name or form of business organization of Pier 1, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (b) merger or consolidation of Pier 1, the sale of a substantial amount of its assets not in the ordinary course of business, or any change in the majority ownership of Pier 1; (c) material adverse change in its financial condition or operations; (d) adverse opinion by Pier 1’s auditors or accountants and/or a negative opinion by same as to Pier 1’s viability as a going concern; or (e) occurrence that would constitute a Bank Termination Event under Section 9.2 and Section 9.2.1.  Pier 1 will furnish such additional information with respect to any of the foregoing as Bank may reasonably request, for the purpose of Bank’s evaluating the effect of such change on the financial condition and operations of Pier 1 and on the Plan.

5.2           Financial Statements.  Pier 1 shall furnish to Bank as soon as available the following information for the most recently completed fiscal year, recognizing that as of the Effective Date and foreseeable future it shall be within the scope of consolidated statements pertaining to Pier 1 Imports, Inc., the parent of Pier 1: (a) a consolidated balance sheet, (b) a consolidated statement of operations, (c) a consolidated statement of shareholders’ equity, (d) a consolidated statement of cash flows and (e) a copy of the report submitted by the independent registered public accounting firm in connection with such financial statements as have been audited.  Any of the delivery requirements relating to financial information set forth in this section 5.2 may be satisfied by the filing of the Pier 1 Imports, Inc. Form 10-K with the U.S. Securities and Exchange Commission at http://www.sec.gov, or comparable public filing format/system that becomes equally recognized by the business community in general during the Term.

5.3           Access Rights.

(a)           Subject to (b) below, Pier 1 will permit, once per Plan Year unless Bank has reasonable cause to do so more than once, authorized representatives designated by Bank, at Bank’s expense, to visit Pier 1’s headquarters or other facility where its corporate records are kept, and inspect, to the extent permitted by Applicable Law, any of the books and records of Pier 1 and/or its Sales Channels pertaining to Applicants, Accounts, Transaction Records and any category of payments owed by one party to the other, and to make copies and take extracts there from, and to discuss the same with Pier 1’s officers and independent public accountants, all at reasonable times during normal business hours. By way of clarification, meetings with Pier 1’s independent public accountants shall be organized by Pier 1 and Bank’s scope of inquiry is limited to work produced of, and issues addressed by, such accountants.  By way of further clarification, Pier 1 shall make available (at its headquarters or other facility where its corporate records are kept) specific Pier 1 store data, as requested for the inspection, to obviate the need for Bank to inspect such data at specific Pier 1 stores.

Furthermore, Pier 1 shall permit regulatory bodies having jurisdiction over Bank to visit its facilities related to the Plan during normal business hours with advance notice. Provided, however, Bank will use good faith efforts to coordinate such regulatory visits in a manner similar to Bank visits described in the preceding paragraph, although Pier 1 recognizes that Bank can only request, not require, regulatory agencies to act accordingly.

(b)           Pier 1’s obligations under (a) shall not be required to the extent that (i) such access is prohibited by Applicable Law, (ii) such records are legally privileged, or (iii) such records are Pier 1 planning documents or those of any of its Affiliates, operating budgets, management reviews or employee records.

5.4           Intentionally Left Blank.

5.5           Insurance.  See Schedule 5.5.

5.6           Intentionally Left Blank.

5.7           Business Continuation/Disaster Recovery Plan.  Pier 1 agrees to maintain one or more commercially reasonable plans designed to identify and lessen the impact resulting from Force Majeure or other causes that would threaten operation of Pier 1’s business, as well as a loss or exposure of information requiring protection as described in Sections 2.8 and 10.17.

5.8           SSAE 16. To the extent Pier 1 complies with the Standards for Attestation Engagements No. 16 (“SSAE 16”), or any other like-kind standard system recognized as appropriate for entities similarly situated to Pier 1, Pier 1 shall provide Bank with then current, unqualified Type 2 Statements on SSAE 16 (or comparable reports, as applicable).  Any such report shall be dated as of the most recent date generated, but not more than twelve (12) months prior to the date of production to Bank.  Provided, however, that if the protocols/criteria related to them do not require annual reporting, Pier 1 shall provide such reports or ones comparable thereto to Bank no less than every eighteen (18) months. Pier 1 shall also (upon reasonable prior written request from Bank) provide to Bank any reports related thereto generated by or for Pier 1. Furthermore, Pier 1 shall at all times make itself available to reasonable requests (and upon reasonable notice) by Bank to discuss the status of matters related to this Section 5.8.

The obligations of Pier 1 under this Section 5.8 apply regardless of whether Pier 1 utilizes a third-party data host provider.

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF BANK

Bank hereby represents and warrants to Pier 1 as follows:

6.1           Organization, Power and Qualification.

(a)           Bank is duly organized and validly existing Delaware state bank and has the full power and authority to enter into this Agreement and to carry out the provisions of this Agreement, including making revolving credit card loans to consumers.

(b)           As of the Effective Date, Bank is an insured depository institution under the provisions of the Federal Deposit Insurance Act, 12 U.S.C. 1811-1831aa.

(c)           Bank is duly qualified and in good standing to do business in all jurisdictions where such qualification is necessary for Bank to conduct its business as it presently is being conducted and to carry out its obligations under this Agreement.

6.2           Authorization, Validity and Non-Contravention.

(a)           This Agreement has been duly authorized by all necessary corporate (or analogous governing) proceedings, has been duly executed and delivered by Bank and is a valid and legally binding agreement of Bank and duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(b)           No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over Bank is required for (nor would the absence of such materially adversely affect) the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

(c)           The execution and delivery of this Agreement by Bank hereunder and the compliance by Bank with all provisions of this Agreement: (i) will not, to the best knowledge of the  Bank officer executing this Agreement on Bank 1’s behalf (and anyone advising him or her on such execution), conflict with or violate any Applicable Law, (ii) will not conflict with or result in a breach or default under any of  the terms or provisions of any indenture, loan agreement or other contract or agreement to which Bank is a party (including but not limited to any under which Bank is an obligor or by which Bank’s property is bound) where such conflict, violation, breach or default would have a material adverse effect on Bank or the Plan, and (iii) will not violate or result in the violation of the Charter or By-Laws of Bank.

6.3           Accuracy of Information.  All factual information furnished by Bank to Pier 1 in writing at any time pursuant to any requirement of, or furnished in response to any written request of Pier 1 under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by Bank to Pier 1 will be, to the best knowledge of Bank’s officer executing this Agreement (as well as anyone responsible for such transmission of information to Pier 1) true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information has or will be stated or certified.  Provided, however, that individual breaches (as opposed to the development of a pattern of occurrences) of this Section 6.3 shall not be grounds for a Pier 1 Termination Event under Section 9.3 unless such breach has a materially adverse effect on Pier 1, Bank, this Agreement, or the Plan.

6.4           Compliance with Law.  Any action or inaction taken by Bank (where Bank has a duty to act) in connection with the Plan shall be in compliance with all Applicable Law, except where the failure to so comply does not or will not have an adverse effect on the Bank, Pier 1 or the Plan.

6.5           Intellectual Property Rights.  In the event Bank provides any software or hardware to Pier 1, Bank has the legal right to such software or hardware and the right to permit Pier 1 to use such software or hardware, and such use shall not violate any intellectual property rights of any third party.  [See also Section 8.1 (b)] Any software or other technology developed by Bank or its Affiliates or developed for Bank or its Affiliates at Bank’s expense, to facilitate the Plan, including but not limited to, software and software modifications developed in response to Pier 1’s request or to accommodate Pier 1’s special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of Bank and/or its Affiliates.  Nothing in this Agreement shall be deemed to convey a proprietary interest to Pier 1 or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by Bank and/or its Affiliates, and Pier 1 shall return to Bank all materials containing such intellectual property upon termination of this Agreement.

Note: The following provision shall apply with regard to representations and warranties containing the qualifier “to the best knowledge of the Bank officer executing this Agreement . . . ..” (a) If that qualifier is the only thing that prevents Bank from having committed a breach hereunder, such absolution of breach does not constitute or equate to an absolution of any liability (including but not limited to Losses as defined in Section 8) that would apply  if the underlying event would otherwise have constituted a breach. (b) No individual referenced in such qualifier shall be held personally liable for their actions.

SECTION 7.  COVENANTS OF BANK

Bank hereby covenants and agrees as follows:

7.1           Notices of Changes.  Bank will as soon as reasonably possible notify Pier 1 of any:  (a) change in the name or form of business organization of Bank, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (b) merger or consolidation of Bank, or the sale of a significant portion of its stock (or other form of ownership), or the sale of a substantial amount of its assets not in the ordinary course of business, or any change in the control of Bank; (c) material adverse change in its financial condition or operations; (d) adverse opinion by its auditors or accountants as to its viability as a going concern; or (e) occurrence that would constitute a Pier 1 Termination Event under Section 9.3. and Section 9.3.1.  Bank will furnish such additional information with respect to any of the foregoing as Pier 1 may request for the purpose of evaluating the effect of such change on the financial condition and operations of Bank and on the Plan.

7.2           Financial Statements.  Bank shall furnish to Pier 1 upon request by Pier 1, and as soon as available, the following information pertaining to Bank: (a) a statement of financial condition; (b) a statement of income; (c) a statement of changes in shareholder’s equity; (d) a statement of cash flow; and (e) a copy of the opinion submitted by Bank’s independent certified public accountants in connection with such of the financial statements as have been audited.

7.3           Access Rights.

(a)           Subject to (b) below, Bank will permit, once per Plan Year unless Pier 1 has reasonable cause to do so more than once, authorized representatives designated by Pier 1, at Pier 1’s expense, to visit its facilities and inspect, to the extent permitted by Applicable Law, any of Bank’s books and records pertaining to Purchases and any category of payments owed by one party to the other, and to make copies and take extracts there from, and to discuss the same with its officers and independent public accountants, all at reasonable times during normal business hours.  Bank shall permit Pier 1, once per Plan Year, during normal business hours and upon reasonable notice, and in a manner which does not disrupt the operations, to visit the offices at which services relating to the Plan are provided, to review the activities of Bank and its subcontractors.

(b)           Bank’s obligations under (a) shall not be required to the extent that (i) such access is prohibited by Applicable Law, (ii) such records are legally privileged, (iii) such records are Bank planning documents or those of any of its Affiliates, operating budgets, management reviews or employee records, or (iv) such records relate to other clients of, or credit programs operated by, Bank.

7.4           Bank’s Business.  Bank shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and to comply with all Applicable Laws in connection with its business and the issuance of credit by Bank.

7.5           Insurance.  See Schedule 7.5.

7.6           Business Continuation/Disaster Recovery Plan.  Bank shall maintain a commercially reasonable plan designed to identify and lessen the impact resulting from Force Majeure or other causes that would threaten operation of Bank’s business, as well as a loss or exposure of information requiring protection as described in Sections 2.8 and 10.17.

7.7   SSAE 16.  Bank shall comply with SSAE 16 or a comparable standard system recognized as appropriate for entities similarly situated to Bank*. Bank shall provide Pier 1 with then current, unqualified Type 2 Statements on SSAE 16 or comparable reports recognized as appropriate for entities similarly situated to Bank. Any such report shall be dated as of the most recent date generated, but not more than twelve (12) months prior to the date of production to Pier 1.  Provided, however, that if the protocols/criteria related to them do not require annual reporting, Bank shall provide such reports or ones comparable thereto no less than every eighteen (18) months. Bank shall also (upon reasonable prior written request from Pier 1) provide to Pier 1 any reports related thereto generated by or for Bank. Furthermore, Bank shall at all times make itself available to reasonable requests (and upon reasonable notice) by Pier 1 to discuss the status of matters related to this Section 7.7.

The obligations of Bank under this Section 7.7 apply regardless of whether Bank utilizes a third-party data host provider.

 *For instance, as of the Effective Date, SAS 70, from which Bank intends to transition to SSAE 16 by end of calendar year 2012.

SECTION 8.  INDEMNIFICATION

8.1           Indemnification Obligations.

(a)           Pier 1 shall be liable to and shall defend, indemnify and hold harmless Bank and its Affiliates and their respective officers, directors, employees, agents, contractors, subcontractors and their successors and assigns (collectively “Bank Indemnified Parties”) from any and all Losses (as hereinafter defined) incurred by them by reason of:  (i) Pier 1’s breach of any representation, warranty or covenant hereunder; (ii) Pier 1’s failure to perform its obligations hereunder; (iii) any damage caused by or related to Goods or Services charged to an Account; (iv) any action or failure to act (where there was a duty to act) by Pier 1 related to the Plan and/or as otherwise provided for in this Agreement; (v) Pier 1 having caused Losses to third parties, where such third parties have sought recovery from Bank Indemnified Parties (including, by way of example and not limitation, claims related to infringement of third-party intellectual property rights); and (vi) Bank’s defending against claims described in (v).

Provided, however, as follows. First, in any case, Pier 1’s liability does not extend to Losses proximately arising from (x) an act (or failure to act when there was a duty to do so) by Bank that constitutes a breach by it under the terms of this Agreement, (y) the negligence of any Bank Indemnified Party, and/or (z) an intentional tort by any Bank Indemnified Party.

Second, with respect to (i) and (ii) above, if Pier 1 cures the underlying breach and/or failure to perform within the thirty (30) day time period provided in Section 9.2 (c) for Pier 1 to avoid generating a Bank Termination Event, then Pier 1 shall not have to pay the first $25,000 of Losses related thereto.

(b)           Bank shall be liable to and shall defend, indemnify and hold harmless Pier 1 and its Affiliates and their respective officers, directors, employees, agents, contractors, sub-contractors and their successors and assigns (collectively, “Pier 1 Indemnified Parties”) from any and all Losses incurred by them by reason of:  (i) Bank’s breach of any representation, warranty or covenant hereunder; (ii) Bank’s failure to perform its obligations hereunder; and (iii) any action or failure to act (where there was a duty to act) by Bank and its officers, directors, and employees relating to the Plan and/or as otherwise provided for in this Agreement; (iv) Bank having caused Losses to third parties, where such third parties have sought recovery from Pier 1 Indemnified Parties (including, by way of example and not limitation, claims related to infringement of third party intellectual property rights); and (v) Pier 1’s defending against claims described in (iv).

Provided, however, as follows. First, in any case, Bank’s liability does not extend to Losses proximately arising from (x) an act (or failure to act when there was a duty to do so) by Pier 1 that constitutes a breach by it under the terms of this Agreement, (y) the negligence of any Pier 1 Indemnified Party, and/or (z) an intentional tort by any Pier 1 Indemnified Party.

Second, with respect to (i) and (ii) above, if Bank cures the underlying breach and/or failure to perform within the thirty (30) day time period provided in Section 9.3 (c) and or Section 9.3 (e) for Bank to avoid generating a Pier 1 Termination Event, then Bank shall not have to pay the first $25,000 of Losses related thereto.

(c)           For purposes of this Section 8.1 the term “Losses” shall mean any liability, damage, costs, fees, losses, judgments, penalties, fines, and expenses, including without limitation, any reasonable attorneys’ fees, disbursements, settlements (which require the other party’s consent which shall not be unreasonably withheld), and court costs, reasonably incurred by Bank, Pier 1, or a third-party, as the case may be, without regard to whether or not such Losses would be deemed material under this Agreement; provided however, that Losses shall not include any overhead costs that either party would normally incur in conducting its everyday business.

8.2           LIMITATION ON LIABILITY.

(a)            IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES THE OTHER PARTY INCURS OR CLAIMS TO HAVE INCURRED ARISING OUT OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO A PARTY’S INTENTIONAL BREACH OF THIS AGREEMENT.

(b)           EACH PARTY’S TOTAL LIABILITY TO THE OTHER FOR ALL DAMAGES FOR ANY CAUSE WHATSOEVER SHALL BE, AS OF THE EFFECTIVE DATE,  FIFTEEN MILLION DOLLARS ($15,000,000.00), AND SHALL INCREASE BY FIVE MILLION DOLLARS ($5,000,000.00) AT THE BEGINNING OF EACH OF PLAN YEARS TWO THROUGH FOUR, AND THEN INCREASE BY TEN MILLION ($10,000,000.00) AT THE BEGINNING OF EACH OF PLAN YEARS FIVE THROUGH SEVEN, SUCH THAT BY THE BEGINNING OF PLAN YEAR SEVEN THE “CAP” SHALL BE SIXTY  MILLION DOLLARS ($60,000,000.00).

 PROVIDED, HOWEVER, THAT SUCH LIMITATIONS DO NOT APPLY:

(i)
WITH REGARD TO THE PARTIES’ RESPECTIVE LIABILITIES REFERENCED IN SECTION 8.1(a) (v) and 8.1 (b) (iv), ABOVE, RESPECTIVELY.  IN SUCH CASES, THE AMOUNT OWED BY THE INDEMNIFYING PARTY WOULD NOT BE LIMITED BY THE “CAP” AMOUNTS SET FORTH ABOVE IN THIS SUBSECTION (b).  INSTEAD, THE INDEMNIFYING PARTY SHALL PAY THE FULL AMOUNT OF LOSSES OWED TO THE THIRD PARTIES, REGARDLESS OF WHETHER THAT INVOLVES PAYING THE THIRD PARTIES DIRECTLY OR REIMBURSING THE INDEMNIFIED PARTY TO THE EXTENT OF ITS PAYMENTS TO THE THIRD PARTIES (OR SOME COMBINATION OF BOTH MEANS, AS APPLICABLE);

(ii)
WITH REGARD TO AMOUNTS OWED BY ONE PARTY TO THE OTHER UNDER THE TERMS OF THIS AGREEMENT, NONE OF THE FOLLOWING WOULD COUNT TOWARD ANY OTHERWISE APPLICABLE ”CAP”: (X) BANK’S REQUIRED PAYMENTS TO PIER 1 UNDER SECTION 3.6 (a), SECTION 3.6 (e), SCHEDULE 1.1 (OTHER THAN SUBSECTION “B”), AND ALL OF SCHEDULES 2.5 (b) THROUGH 2.5 (d); AND (Y) PIER 1’S REQUIRED PAYMENTS TO BANK UNDER SECTION 3.9, SCHEDULE 1.1 (B), AND SCHEDULE 2.7.

(iii)	WITH REGARD TO THE INDEMNIFYING PARTY’S INTENTIONAL BREACH OF THIS AGREEMENT.

8.3           NO WARRANTIES.  EXCEPT AS PROVIDED HEREIN, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RESPECTING THE SERVICES AND/OR OTHER PRODUCTS SOLD OR PROVIDED BY BANK PURSUANT TO THIS AGREEMENT.

8.4           Notification of Indemnification; Conduct of Defense.

(a)           In no case shall the indemnifying party be liable under Section 8.1 of this Agreement with respect to any claim or claims made against the indemnified party or any other person so indemnified unless the indemnifying party shall be notified in writing by the indemnified party of the nature of the claim within a reasonable time after the assertion of the claim. However, failure by the indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have under other provisions of this Agreement, except to the extent that the indemnifying party’s right to defend the matter is materially and irrevocably prejudiced by such failure of the indemnified party to give prompt notice to the indemnifying party.

(b)           The indemnifying party shall be entitled to participate, at its own expense, in the defense of any suit brought against the indemnified party which gives rise to a claim under this Section 8 of a claim by the indemnified party against the indemnifying party.  Alternatively, the indemnified party may elect to assume defense of such claim against it for which it seeks indemnification, but the indemnified party must do so within a reasonable time after receiving notice of the claim against it.  However, if the indemnified  party so elects to assume the defense, such defense shall be conducted by counsel chosen by the indemnifying party and approved by the indemnified party (or the person or persons so indemnified who are the defendant or defendants in any suit so brought), which approval shall not be unreasonably withheld.  Once the indemnifying party has retained counsel approved by the indemnified party, the indemnified party (or the person or persons so indemnified who are the defendant or defendants in the suit) shall bear the fees and expenses of any additional counsel it chooses to retain.

SECTION 9.  TERM, EXPIRATION AND TERMINATION

9.1           Term and Expiration.  Upon execution by authorized representatives of both parties, and unless terminated as provided herein, this Agreement shall become effective as of the Effective Date and remain in effect until (i) the end of either Plan Year Seven, or (ii) the end of Plan Year Ten per Schedule 1.1 (F), but in either case such period shall be referred to as the “Initial Term”.  This Agreement shall automatically renew for successive two (2)-year terms (each a “Renewal Term”) thereafter, unless either party provides the other with at least twelve (12) months’ written notice of its intention not to renew this Agreement beyond the expiration of the Initial or then current Renewal Term.

Note: The termination provisions set forth in Section 9.2 and Section 9.3 are in addition to those set forth in Schedule 2.1 (a), Section 10.6, and Section 10.11.

9.2           Termination with Cause by Bank; Bank Termination Events.  Any of the following conditions or events shall constitute a “Bank Termination Event” hereunder, and unlike the prerequisites for termination for a Special Circumstances Bank Termination Event under Section 9.2.1, Bank may terminate this Agreement immediately without further action for the following:

(a)           If Pier 1 shall:  (i) generally not pay its debts as they become due; (ii) file, or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; (v) be adjudicated insolvent or be involuntarily liquidated; (vi) take corporate action for the purpose of any of the foregoing and any such event shall materially adversely affect the ability of Pier 1 to perform under this Agreement or the Plan; (vii) have a materially adverse change in its financial condition which could materially adversely affect the ability of Pier 1 to perform under this Agreement or the Plan; or

(b)           If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by Pier 1, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Pier 1, or if any petition for any such relief shall be filed against Pier 1 and such order or petition shall not be dismissed, or appealed, as the case may be, within sixty (60) days; or

(c)           If Pier 1 shall default in the performance of or compliance with any term or violates any of the covenants, representations, warranties or agreements contained in this Agreement and Pier 1 shall not have remedied such default or violation within thirty (30) days after written notice thereof shall have been received by Pier 1 from Bank; or

(d)           If at any time after the Plan Commencement Date, Pier 1 no longer markets itself as a specialty home goods retailer of the kind it is recognized to be as of the Effective Date, and as a result thereof there is a material decrease in (i) the price point associated with the Goods and/or Services, (ii) the average “ticket” on individual transactions under the Plan, and (iii) the blend in the creditworthiness of Applicants. By way of clarification, unless all three (3) of items (i) through (iii) occur, this subsection will never apply, and even then their occurrence must be caused by Pier 1’s change to its business model as above described. Further, this subsection does not apply to consequences arising from the general state of the economy, changes in consumer behavior and preferences, and/or increases in competition within Pier 1’s “space” in the retail community.

9.2.1           Special Circumstances Bank Termination Event.  The following event shall constitute a “Special Circumstances Bank Termination Event” hereunder, and before Bank can terminate this Agreement for same, it must follow the process described below:

(a)	Event or Condition. Within any rolling six (6) month period, there is a net reduction of 25% or more of Pier 1 stores (and/or the announcement or notification to Bank of same).

(b)   Process. The parties’ intent with respect to this Section 9.2.1 is to avoid termination if doing so is reasonable given Bank’s concerns as to the viability of the Plan and the Bank’s related financial interests. With such intent in mind, the parties hereby agree that, promptly after such occurrence, Pier 1 shall provide to Bank a written report that identifies the reasons for Pier 1’s belief that the event does not create an actionable concern on Bank’s part as to the viability of the Plan and Bank’s related financial interests.  The parties will work in good faith to reach an agreement (within a reasonable period of time) as to how to proceed. Such agreement might involve taking no action at all, establishing certain new metrics and related triggers related to termination by Bank, or some other resolution agreed to by the parties in writing.

However, Bank may terminate this Agreement, upon as much prior written notice to Pier 1 as is reasonable under the circumstances if, as applicable, Pier 1 does not fulfill its obligations under the agreed resolution reached by the parties and/or there occurs a triggering event that is part of such agreed resolution between the parties.

9.3           Termination with Cause by Pier 1; Pier 1 Termination Events.  Any of the following conditions or events shall constitute a “Pier 1 Termination Event” hereunder, and unlike the prerequisites for termination for a Special Circumstances Pier 1 Termination Event under Section 9.3.1, Pier 1 may terminate this Agreement immediately without further action for the following:

(a)           If Bank shall:  (i) generally not be paying its debts as they become due; (ii) file or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; or (vi) take corporate action for the purpose of any of the foregoing and any such event shall materially adversely affect the ability of Bank to perform under this Agreement or the operation of the Plan and such event shall materially adversely affect the ability of Bank to perform under this Agreement or the Plan; or (vii) have a materially adverse change in its financial condition, including, but not limited to being downgraded by a rating agency to a rating below an investment grade rating; or (viii) breach or fail to perform or observe any covenant or other term contained in any creditor loan agreement, debt instrument or any other material agreement to which it is bound, which breach or failure, if left uncured could result in a default of such agreement; or (ix) or be the subject of some form of action by a governmental authority having  jurisdiction over Bank (such as but not limited to Bank having its charter (or equivalent right to operate) revoked) such that it cannot materially perform its obligations under this Agreement; or

(b)           If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by Bank, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Bank, or if any petition for any such relief shall be filed against Bank and such petition shall not be dismissed within sixty (60) days; or

(c)           Except with respect to the Service Standards or Bank’s obligations to pay Pier 1 per Section 3.6 (a), if Bank shall default in the performance of or compliance with any term or violates any of the covenants, representations, warranties or agreements contained in this Agreement and Bank shall not have remedied such default within thirty (30) days after receipt of written notice of the default from Pier 1; or

(d)           Bank (i) shall fail to pay Pier 1 per Section 3.6 (a), and (ii) Bank shall not have remedied such default within three (3) Business Days after written notice of the default thereof shall have been received by Bank from Pier 1. Provided, however, that upon the  fourth (4th) occurrence of (i) within any one Plan Year, the provisions of (ii) shall become irrelevant and the matter shall be governed by Section 9.3.1; or

(e)           With respect to the Service Standards, if Bank fails for three (3) consecutive months to perform any one of the same Service Standards in a Service Factor Category, and such failure is not the result of an act of Pier 1, or as a result of a Force Majeure event specified in Section 10.11, and Bank fails to remedy such failure within thirty (30) days after receipt of written notice of the default from Pier 1.

9.3.1 Special Circumstances Pier 1 Termination Event.  The following event shall constitute a “Special Circumstances Pier 1 Termination Event” hereunder, and before Pier 1 can terminate this Agreement for same, it must follow the process described below.

(a)  Event or Condition. Bank defaults paying Pier 1 as provided in Section 3.6 (a) for a fourth (4th) time in the same Plan Year.  If Bank cures the failure within three (3) Business Days after receipt of notice of the default from Pier 1, the provisions of (b) below shall apply. However, if Bank fails to cure such failure within three (3) Business Days after receipt of written notice of the default from Pier 1, the matter shall become a Pier 1 Termination Event under Section 9.3 and Pier 1 may terminate this Agreement immediately without further action.

(b)  Process (when applicable). The parties intent with respect to this Section 9.3.1 is to avoid termination and reach a resolution that is commercially reasonable and sufficient to prevent repeated Bank failures. With such intent in mind, the parties hereby agree that, promptly after such fourth (4th) failure, Bank shall provide to Pier 1 a written report that identifies the cause(s) of all four (4) failures, what steps Bank has previously taken, is taking, and/or plans to take (as applicable) to remedy such cause(s), and the date by which Bank expects such cause(s) to be remedied.

(ii) The parties will work in good faith to reach an agreement (within a reasonable period of time) as to how any such future Bank failures under Section 3.6 (a) can be averted. However, Pier 1 may terminate this Agreement, upon as much prior written notice to Bank as is reasonable under the circumstances if Bank does not fulfill its obligations under (i) and/or (ii) above, and/or if Bank fails to comply with Section 3.6 (a) either (x) one more time in the same subject Plan Year, or (y) per the agreement reached under (ii) within the same subject Plan Year.

9.4           Intentionally Left Blank.

9.5           Purchase of Accounts.  See Schedule 9.5.

SECTION 10.  MISCELLANEOUS

10.1           Entire Agreement.  This Agreement constitutes the entire Agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof and merges all prior discussions between them.

10.2           Coordination of Public Statements.  (a) Except as required by Applicable Law and/or as set forth in this Section 10.2, neither party will make any public announcement of the Plan or provide any information concerning the Plan to any representative of any news, trade or other media without the prior approval of the other party, which approval will not be unreasonably withheld.  See also “Note” below.  Once the execution of this Agreement becomes public knowledge, and thereafter during the Term, neither party will require the consent of the other for the limited purpose of recognizing (orally, or in any form of writing) the fact that the parties are parties to this Agreement and the nature of the relationship created hereunder.

(b) With regard to (i) responding to any inquiry from any public or governmental authority, (ii) making any public filing under Applicable Law, or (iii) adhering to any requirements of any listing agency (such as but not limited to the New York Stock Exchange), the responding/filing party shall cooperate and coordinate with the non-filing/non-reporting party in a manner consistent with Section 10.17.  See also “Note” below.

(c) Upon Bank’s reasonable request from time to time, Pier 1 shall in good faith consider providing references or participate in marketing campaigns or testimonial initiatives for Bank (and/or its Affiliate Plan servicer) regarding Bank’s administration of the Plan and/or the performance of its Affiliate Plan servicer.

(d) Once the execution of this Agreement becomes public knowledge, and thereafter during the Term, neither party will require the consent of the other for the limited purpose of recognizing (orally, or in any form of writing) the fact that the parties are parties to this Agreement and the nature of the relationship created hereunder.

Note: The parties recognize (and agree to the appropriateness of) the fact that such disclosures will in many instances be made by an Affiliate of disclosing party.

10.3           Amendment.  Except as otherwise provided for in this Agreement, the provisions herein may be modified only upon the mutual agreement of the parties, however, no such modification shall be effective until reduced to writing and executed by both parties.

10.4           Successors and Assigns.  See Schedule 10.4.

10.5           Waiver.  No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver.  No waiver shall be deemed to be a continuing waiver in respect of any subsequent breach or default either of similar or different nature unless expressly so stated in writing.  No failure or delay on the part of either party in exercising any power or right under this Agreement shall be deemed to be a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.

10.6            Severability.  If any of the provisions or parts of the Agreement are determined to be illegal, invalid or unenforceable in any respect under any applicable statute or rule of law, such provisions or parts shall be deemed omitted without affecting any other provisions or parts of the Agreement which shall remain in full force and effect, unless, when viewed by an objective commercially reasonable person familiar with the consumer credit card industry, the declaration of the illegality, invalidity or unenforceability of such provision or provisions substantially frustrates the continued performance by, or entitlement to benefits of, either party, in which case this Agreement may be terminated by the affected party, without penalty.

10.7           Notices.  All communications and notices pursuant hereto to either party shall be in writing and addressed or delivered to it at its address shown below, or at such other address as may be designated by it by notice to the other party, and shall be deemed given when delivered by hand, or two (2) Business Days after being mailed (with postage prepaid) or when received by receipted courier service:

If to Bank: World Financial Network Bank One Righter Parkway, Suite 100 Wilmington, DE 19803 Attn.: President	If to Pier 1: Pier 1 Imports (U.S.), Inc. 100 Pier 1 Place Fort Worth, Texas 76102 Attn.: Legal Department
With a Copy to: Alliance Data 3100 Easton Parkway Columbus, OH 43219 Attn.: Law Department

10.8           Captions and Cross-References.  The table of contents and various captions in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to any Section are to such Section of this Agreement.

10.9           GOVERNING LAW / WAIVER OF JURY TRIAL.  THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL, SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE DICTATES OF THE CONFLICTS OF LAW PROVISIONS OF DELAWARE OR ANY OTHER JURISDICTION, AND THE PARTIES HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION AND VENUE IN THE UNITED STATES FEDERAL DISTRICT COURT OF DELAWARE OR DELAWARE STATE COURT HAVING JURISDICTION OVER THE CLAIM. EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL.

10.10           Counterparts.  This Agreement may be signed in one or more counterparts, all of which shall be taken together as one agreement.

10.11           Force Majeure.  Neither party will be responsible for any failure or delay in performance of its obligations under this Agreement because of circumstances beyond its reasonable control, and not due to the fault or negligence of such party, including, but not limited to, acts of God, flood, criminal acts, fire, riot, computer viruses or hackers where such party has utilized commercially reasonable means to prevent the same, accident, strikes or work stoppage, embargo, sabotage, terrorism, inability to obtain material, equipment or phone lines, government action (including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement), and other causes whether or not of the same class or kind as specifically named above (a “Force Majeure” event).  In the event a party is unable to perform substantially for any of the reasons described in this Section, it will notify the other party promptly of its inability so to perform, and if the inability continues for at least ninety (90) consecutive days (thirty (30) days in the cases of credit authorizations and processing of new Accounts), the party so notified may then terminate this Agreement forthwith.  This provision shall not, however, release the party unable to perform from using its best efforts to avoid or remove such circumstance and such party unable to perform shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

10.12           Relationship of Parties.  This Agreement does not constitute the parties as partners or joint venturers and neither party will so represent itself.

10.13           Survival.  No termination of this Agreement shall in any way affect or impair the powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring prior to such termination.  No powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring after termination shall survive termination except for the following Sections and their corresponding Schedules: Section 2.10, Section 3.3, Section 3.5, Section 3.6, Section 3.8, Section 3.9, Section 3.10, Section 8, Section 9.5, Section 10.7, Section 10.9, Section 10.11, Section 10.17 and Section 10.18.   Furthermore, in the event a closing under Schedule 9.5 takes place after the termination of this Agreement, then those provisions related to utility of Accounts (pre-existing, as no new Accounts will be opened), the settlement process (including chargebacks, etc.), and Bank’s administration of the Plan and credit related decision making shall also survive until the closing, subject to the limitations set forth in Schedule 9.5 (b).

10.14           Mutual Drafting.  This Agreement is the joint product of Pier 1 and Bank and each provision hereof has been subject to mutual consultation, negotiation and agreement of Pier 1 and Bank; therefore to the extent any language in this Agreement is determined to be ambiguous, it shall not be construed for or against any party based on the fact that either party controlled the drafting of the document.

10.15           Independent Contractor.  The parties hereby declare and agree that Bank is engaged in an independent business, and shall perform its obligations under this Agreement as an independent contractor; that any of Bank’s personnel performing the services hereunder are agents, employees, Affiliates, or subcontractors of Bank and are not agents, employees, Affiliates, or subcontractors of Pier 1; that Bank has and hereby retains the right to exercise full control of and supervision over the performance of Bank’s obligations hereunder and full control over the employment, direction, compensation and discharge of any and all of the Bank’s agents, employees, Affiliates, or subcontractors, including compliance with workers’ compensation, unemployment, disability insurance, social security, withholding and all other federal, state and local laws, rules and regulations governing such matters; that Bank shall be responsible for Bank’s own acts and those of Bank’s agents, employees, Affiliates, and subcontractors; and that except as expressly set forth in this Agreement, Bank does not undertake by this Agreement or otherwise to perform any obligation of Pier 1, whether regulatory or contractual, or to assume any responsibility for Pier 1’s business or operations.

10.16           No Third Party Beneficiaries.  The provisions of this Agreement are for the benefit of the parties hereto and not for any other person or entity, including the current owner of the Pier 1 Program Accounts.

10.17           Confidentiality and Security Control.

(a)           Confidential Information.  Except as specifically provided in this Section 10.17, neither party shall disclose any Confidential Information (defined below) which it learns as a result of negotiating or implementing this Agreement.  “Confidential Information” shall mean information not of a public nature concerning the business or properties of the other party including, without limitation: the terms and conditions of this Agreement (as well as proposed terms and conditions of any amendments, renewals, or extensions of this Agreement), any proposed and/or agreed upon terms and conditions of any other credit card program agreement between the parties and/or their Affiliates, sales volumes, test results, and results of marketing programs, Plan reports and files generated by Bank (in the case of Bank), trade secrets, business and financial information, source codes, business methods, procedures, know-how and other information, including but not limited to intellectual property, of every kind that relates to the business of either party.

However, the definition of “Confidential Information” specifically excludes information which:

(i)	is publicly known prior to the time that the non-owner of such information reveals such information to any third party; or

(ii)
is obtained by a party hereto from a source other than the other party hereto and the obtaining of such information was without breach of  this Agreement or, any other obligation of confidentiality or secrecy owed to the other party hereto and without breach of any obligation of confidentiality or secrecy owed to any other person or organization not a party hereto (including but not limited to the source); or

(iii)
is independently known, conceived or developed by the disclosing party without violation of this Agreement or duty of confidentiality by the disclosing party or any other person or organization which has entered into a confidential arrangement with the non-disclosing party.

(b)           Other Protected Information.  The use and/or disclosure of any Consumer Personal Information, Pier 1 Customer Information, and/or Bank Cardholder Information shall be subject to Applicable Law, Section 2.8, and this Section 10.17.

(c)           Permitted Uses and Disclosures.  Nothing in this Section 10.17 shall be interpreted to mean that a party is restricted with respect to the use or disclosure of Confidential Information which it owns.  The parties may also disclose any Consumer Personal Information or Confidential Information under the following circumstances.  First, to the extent disclosure is required by Applicable Law.  Second, to the extent disclosure is both permitted by Applicable Law and either necessary for the performance of the disclosing party’s obligation under this Agreement and/or agreed to in writing by the other party, provided that:  (i) prior to disclosing any such information to any third party, the party making the disclosure (to the third party) shall give notice to the other party of the nature of such disclosure and of the fact that such disclosure will be made; and (ii) prior to filing a copy of this Agreement (whole or partial) with any governmental authority or agency, the filing party will consult with the other party with respect to such filing and shall redact such portions of this Agreement which the other party requests be redacted, unless, in the filing party’s reasonable judgment based on the advice of its counsel (which advice shall have been discussed with counsel to the other party), the filing party concludes that such request is inconsistent with the filing party’s obligations under Applicable Law. In any event, the responding/filing party will work in good faith to accommodate the non-responding/non-filing party’s concerns regarding the amount of disclosure, including the number and application of redactions. The preceding sentences regarding “second” apply to (but not exclusively to) the filings described in Section 10.2

(d)           Protecting Disclosed Information.  When, pursuant to subsection (c) above, one party discloses the other party’s Confidential Information or Consumer Personal Information to the disclosing party’s Affiliate or a third-party, the disclosing party shall be responsible for ensuring that such disclosure complies with Applicable Law.  Furthermore, the disclosing party shall ensure that the Affiliate or third-party executes a confidentiality agreement provided by or approved in writing by the non-disclosing party. Provided, however, that each party hereby acknowledges such obligation to be satisfied with regard to the other’s parent (or ultimate parent), any Affiliate required to make filings described in Section 10.2, and, in the case of Bank, its Plan servicer. Each party covenants that at all times it shall have in place procedures designed to assure that each of its employees who is given access to the other party’s Consumer Personal Information or Confidential Information shall protect the privacy of such information.  Each party acknowledges that any breach of the confidentiality provisions of this Agreement by it will result in irreparable damage to the other party and therefore in addition to any other remedy that may be afforded by law any breach or threatened breach of the confidentiality provisions of this Agreement may be prohibited by restraining order, injunction or other equitable remedies of any court.  The provisions of this Section 10.17 will survive termination or expiration of this Agreement.

(e)           Protecting Stored Information.  Each party shall establish commercially reasonable controls to ensure the confidentiality of any Consumer Personal Information and the other party’s Confidential Information.  Each party shall also ensure that such information is not disclosed contrary to the provisions of this Agreement, or any applicable privacy, security or other laws, rules, and regulations.  Without limiting the foregoing, each party shall implement commercially reasonable physical and other security measures as are necessary to (i) ensure the security and confidentiality of any Consumer Personal Information and the other’s Confidential Information, (ii) protect against any threats or hazards to the security and integrity of such information, (iii) protect against any unauthorized access to or use of such information, and (iv) properly dispose of any Consumer Personal Information as required under Applicable Law.  Each party shall promptly notify the other in the event it believes, or has reason to believe, that confidentiality or security breach, or any other unauthorized intrusion, has occurred with respect to the other party’s Confidential Information or Consumer Personal Information.  The reporting party shall estimate the intrusion’s effect on the owner of the information and shall specify the corrective action taken and to be taken by the party that suffered the breach.

(f)           If, upon expiration or termination of this Agreement, Pier 1 or its designee does purchase the Accounts from Bank pursuant to Section 9.5 and Schedule 9.5, Bank shall take appropriate measures to destroy or remove from its systems Pier 1’s  Customer Information, Confidential Information, and Consumer Personal Information.  This includes but is not limited to any and all records regarding Cardholders (except as required by Applicable Law and/or recognized good practices within the consumer credit card industry), whether in paper, electronic, or other form, that is maintained or otherwise possessed by or on behalf of Bank, including a compilation of such records.

If, upon expiration or termination of this Agreement, Pier 1 or its designee does not purchase the Accounts from Bank pursuant to Section 9.5 and Schedule 9.5, Pier 1 shall take appropriate measures to destroy or remove from its systems Bank’s Cardholder Information, Confidential Information, and Consumer Personal Information.  This includes but is not limited to any and all records regarding Cardholders, whether in paper, electronic, or other form, that is maintained or otherwise possessed by or on behalf of Pier 1, including a compilation of such records.

If Pier 1 or its designee does purchase the Accounts at such time, Pier 1’s obligation to remove or destroy information shall apply only to any Bank Confidential Information that is not comprised of Bank Cardholder Information or Consumer Personal Information.

10.18           Taxes.  Pier 1 will be responsible for, and agrees to pay, all sales, use, excise, and value-added taxes, or taxes of a similar nature (excluding personal property taxes and taxes based on Bank’s income which shall be borne by Bank), imposed by the United States, any state or local government, or other taxing authority, on all services provided by Bank under this Agreement. Provided, however, that  if/when Bank seeks payment from Pier 1, Bank shall deliver a written invoice (or other comparable form of written documentation requesting payment and basis therefor) to Pier 1 in a timely manner relative to when (i) Bank received an invoice or other statement for payment from the subject taxing authority, or (ii) Bank determined (or should have determined, based on Bank’s normal accounting reviews and preparation of tax documents of which such matter should have been a part) that Pier 1 should pay such amount. The parties agree to cooperate with each other to minimize any applicable sales, use, or similar tax and, in connection therewith, the parties shall provide each other with any relevant tax information as reasonably requested (including without limitation, resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets, materials and notices of assessments).  All amounts set forth in this Agreement are expressed and shall be paid in U.S. dollars.

[Signature block on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in manner and form sufficient to bind them as of the date first above written.

PIER 1 IMPORTS (U.S.), INC.	WORLD FINANCIAL NETWORK BANK

By:	By:

Printed Name	Printed Name

Title	Title

Execution Page

Schedule 1.1
Other Definitions and Payments Between the Parties

(****)

[S-1]

Schedule 2.1 (a)
Plan Commencement Date

(****)

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Schedule 2.1 (b)
Service Standards

(****)

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Schedule 2.1.1
Portfolio Purchase and Sale Agreement

(****)

[S-4]

Schedule 2.2 (b)
Quick Credit

(****)

[S-5]

Schedule 2.4 (e) (x)
Converted Cardholders/Accounts

(****)

[S-6]

Schedule 2.5 (a)
Marketing Promotions

(****)

[S-7]

Schedule 2.5 (b)
Marketing Funds

(****)

[S-8]

Schedule 2.5 (c)
New Account Prospect Funds

(****)

[S-9]

Schedule 2.5 (d)
Launch Incentive Funds

(****)

[S-10]

Schedule 2.7
Special Credit Program: Employee Program

(****)

[S-11]

Schedule 2.8
Monthly Master File Information

(****)

[S-12]

Schedule 2.9 (b)
Enhancement Marketing Services

(****)

[S-13]

Schedule 3.6 (d)
Summary of Rates and Fees

(all subject to Applicable Law)

(****)

[S-14]

Schedule 3.13
Bank Reports

(****)

[S-15]

Schedule 5.5
Pier 1 Insurance

(****)

[S-16]

Schedule 7.5
Bank Insurance

(****)

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Schedule 9.5
Purchase of Accounts

(****)

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Schedule 10.4
Successors and Assigns

(a)
This Agreement and all obligations and rights arising hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees and assigns as permitted under this Schedule 10.4.  Either party may assign its rights and obligations under this Agreement as set forth in this Schedule 10.4.

(b)	(i) Bank need not obtain Pier 1’s prior written consent to sell, transfer, or otherwise assign this Agreement as part of a sale of substantially all its assets.

(ii)  Bank need not obtain Pier 1’s prior written consent to sell, transfer, or otherwise assign this Agreement to an Affiliate of Bank as part of a sale of not substantially all of Bank’s assets, provided that (upon completion of such sale, transfer, or other assignment) consumer credit account programs are a material component of such Affiliate’s core business.

(iii) Bank’s sale, transfer, or other assignment under any circumstances other than those described in this (b) (i) or (ii) above shall require Pier 1’s prior written consent, which consent shall not be unreasonably denied or delayed.   It shall not be reasonable for Pier 1 to withhold consent under this (b) (iii) if, after the assignment, the servicer is the same one as before the assignment and/or an Affiliate of Bank.

(c)
For so long as Bank or a Bank Affiliate is party to this Agreement, the primary service provider for the Plan shall be a Bank Affiliate, unless (x) a change is necessitated by Applicable Law, including a change thereto, (y) a change is necessitated for reasons associated with the securitization of the portfolio of Accounts, or (iii) consented to by Pier 1, which consent shall not be unreasonably denied or delayed. It shall not be reasonable for Pier 1 to withhold consent under this (c) if the proposed non-Affiliate servicer has experience in the retail credit card industry servicing programs equal to or greater than the size of the Plan at such time (in terms of the then current sales and accounts receivables).  By way of further clarification, the parties recognize that any primary service provider uses subcontractors for certain functions.

(d)
In the event that Pier 1 sells, transfers or otherwise disposes of all or substantially all of the assets that comprise the line-of-business currently operating under the name “Pier 1 Imports” and/or “Pier 1”, then the purchaser in such transaction shall constitute  a successor, transferee and/or assignee of Pier 1 (the defined party to this Agreement), and the terms of this Agreement shall be binding upon such party (regardless of whether or not such entity is a parent, Affiliate, or party with some other relationship of like kind with Pier 1, and regardless of under what name the business is conducted).

[S-19]

Schedule 11
Plan Committee

The parties do hereby establish a “Plan Committee” which shall be comprised and operated as set forth in this Schedule 11.

A.           Overview.  The purpose of the Plan Committee shall be to fulfill those responsibilities assigned to it per this Schedule 11, as well as any other responsibilities agreed upon in writing by the parties after the Effective Date.

The parties’ intent is that the Plan Committee serve as a forum through which the parties can work in cooperative collaboration (emphasizing communication and good faith efforts) to maximize the value of the Plan for their mutual benefit, without modifying or compromising those rights provided to them, respectively, elsewhere in this Agreement.  Stated another way, the provisions of this Schedule 11 do not supersede either party’s rights and obligations as set forth elsewhere in this Agreement.

Rather, the provisions of this Schedule 11 describe the manner of cooperation and communication that shall accompany each party’s exercise of its rights and fulfillment of its obligations, such that Bank shall still have ultimate discretion with respect to Bank Matters and Pier 1 shall have ultimate discretion as to Pier 1 Matters, subject only to any conditions set forth elsewhere in this Agreement. For instance, while Operating Procedures and Credit Card Agreement terms and provisions are Bank Matters, each of Section 2.3 and Section 3.6 (d) sets forth certain conditions with regard to Bank’s exercise of its rights with regard to such Bank Matter.

For  purposes of this Schedule 11, “Bank Matters” are those related to subsections (D) (4) and (D) (8) below, as well as any component of the other subsections within (D) below for which Bank’s rights are set forth elsewhere in this Agreement.

For  purposes of this Schedule 11, “Pier 1  Matters” are those related to subsections (D) (5) and (D) (7) below, as well as any component of the other subsections within (D) below for which Pier 1’s  rights are set forth elsewhere in this Agreement.

B.           Composition of the Plan Committee. The Plan Committee shall consist of six (6) designees with equal voting rights, and half of whom shall be designated by Pier 1 (the “Pier 1 Designees”), and half shall be designated by Bank (the “Bank Designees”). Each of Pier 1 and Bank shall at all times have as one of its designees the person within its respective organization with overall responsibility for the performance of the Plan. Each of Pier 1 and Bank may from time to time substitute its designees, so long as their designees continue to satisfy the above requirements, and provided that each of Pier 1 and Bank shall provide the other with as much prior notice of any such substitution as is reasonably practicable under the circumstances. By way of clarification, each party’s designees must (collectively) have authority to make those decisions and take those actions necessary to effectuate the provisions of this Schedule 11.

[S-20]

C.           Proceedings of the Plan Committee.

1.           The Plan Committee shall meet no less than quarterly, including (i) in person at least twice per Plan Year, alternating between the parties’ offices, and (ii) the other times telephonically, unless all Plan Committee Designees agree to meet in person or otherwise. The Plan Committee (and any subcommittee formed by it) shall determine the frequency, place (in the case of meetings in person) and agenda for its meetings, the manner in which meetings shall be called and all procedural matters relating to the conduct of meetings and the approval of matters thereafter not already specifically provided for herein.

2           (a)        A valid meeting shall consist of an equal number of Pier 1 Designees and Bank Designees. By way of clarification, this provision does not affect/address the issue of how many non-designees attend a meeting and participate therein (which issue shall be decided by  the Plan Committee in its discretion).

 (b)       A valid vote (and any course of action based thereon) shall consist of votes cast by an equal number of Pier 1 Designees and Bank Designees.

 (c)       A majority vote of all designees participating in a valid vote shall suffice for a matter to be considered approved or otherwise decided.

D.           Functions of the Plan Committee.  The functions of the Plan Committees shall be as follows:

1.   Marketing Matters

(a)       With regard to Section 2.5 (b) and Schedule 2.5 (b), agree upon and approve all expenditures of Marketing Funds.

(b)       With regard to Schedule 2.5 (c), discuss and monitor use of New Account Prospect Funds, including but not limited to conducting analysis of the results of such expenditures.

(c)    With regard to Schedule 2.5 (d), discuss and monitor use of Launch Incentive Funds, including but not limited to conducting analysis of the results of such expenditures.

(d)       Approve a quarterly marketing plan, including: setting marketing related Plan goals and strategy.

2.           General Plan Performance

(a)        Review and discuss status, major trends, projections, and possible strategies related to new Accounts (volumes, approval rates, activation rates, and penetration rate).  Set related goals and time frames for evaluating and meeting same.

[S-21]

(b)	Review, discuss, decide upon, and implement (as applicable) possible changes to the Plan that would improve the Plan for the benefit of the parties, such as in the areas of:

(i)	the overall Customer/Cardholder experience (including interaction of Customer/Cardholder and Bank; as well as Customer/Cardholder and Pier 1;

(ii)	Cardholder incentives;

(iii)	Promotional Programs; and

(iv)	Cardholder Loyalty Program/Customer Loyalty Program (including related development of forecasts/benchmarks and assessment of same).

(c)	Develop forecast/benchmarks for overall Plan and assessment of same .

(d)	Review and discuss performance of Enhancement Marketing Services.

3.           General Portfolio Performance

Review, discuss and address (in general terms) any particular concerns that Bank has with regard to the general performance of the overall portfolio, in terms such as average spend, revolve rates, write-offs, collection related matters, and/or anticipated or actual change in Applicable Law. Review and discuss any steps Bank feels are necessary to address such concerns. By way of clarification, Bank shall not take any material action tied to such matters that Bank believes will materially affect the financial components of the Plan (including effects on Cardholders and Applicants), without providing Pier 1 as much prior written notice as is reasonable under the circumstances and the opportunity for discussion and inquiry by Pier 1.

4.           Bank Performance

Review, discuss and address (in general terms, unless material specific concerns must be addressed) Bank’s performance (including Pier 1 concerns regarding same) with regard to (i) meeting Service Standard level commitments, (ii) Customer service; (iii) communications and cooperation with Pier 1 in Bank’s  day-to-day administration of the Plan; and (iv) performance of Bank’s Plan servicer, vendors, contractors, and subcontractors.

[S-22]

5.           Pier 1 Performance

Review, discuss and address (in general terms unless material specific concerns must be addressed) Pier 1’s performance (including Bank’s concerns regarding same) with regard to Pier 1’s (i) meeting compliance (in terms of Applicable Law) obligations; (ii) associate management (in terms of training and general support of the Plan); (iii) communications and cooperation with Bank in the Bank’s day-to-day administration of the Plan; and (iv)  performance of Pier 1’s vendors, contractors, and subcontractors.

6.           Industry Monitoring

(a)           Monitor competitive credit card programs to derive learnings that might benefit the Plan, and discuss relevant information in terms of (i) expansion or contraction; (ii) reward programs/value propositions; (iii) application methods; and (iv) novel ideas and/or innovations; and/or (v) other components comparable to the Plan;

(b)           Monitor, review, discuss and consider changes to the Plan based on current trends in the consumer credit card industry in general.

7.           Pier 1’s General  Business

Review, discuss and address any general Pier 1 business matters that might affect the Plan:

(i)	overall Pier 1 sales volumes, including sales by tender type;

(ii)	Sales Channel status and future expectations: expansion, contraction, etc.

(iii)	any associate and/or Customer feedback with regard to the Plan; and

(iv)	prospective non-specific Plan marketing campaigns.

Note: With regard to matters to be discussed under this subsection (D) (7) of Schedule 11, Pier 1 has the right, in its discretion, not to share information regarding its possible future material actions and/or certain highly sensitive issues if/when it believes in good faith that doing so would be detrimental to its business interests.

8.           Status of and Possible Changes to Bank’s Administration of the Plan

Review, discuss and address any matters (including possible changes) which Bank believes to be material with respect to its administration of the Plan, including but not limited to: (i) Operating Procedures; (ii) collection efforts and practices; (iii) credit decisions, and/or (iv) Credit Card Agreement terms and provisions (Rates and Fees as well as non-Rates and Fees). By way of clarification, Bank shall not take any material action tied to such matters that Bank believes will materially affect the financial components of the Plan (including impact on Cardholders and Applicants), without providing Pier 1 as much prior written notice as is reasonable under the circumstances and the opportunity for discussion and inquiry by Pier 1.

[S-23]

9.           Plan Documents

Review, discuss and address any matters either party believes is relevant to the development and use of Plan Documents as part of each party’s rights and obligations under Section 2.4.

10.           Systems

Review, discuss and address any matters either party believes is relevant with respect to its systems (including changes thereto) and performance of the respective parties under this Agreement. This includes but is not limited to the parties’ respective rights and obligations under Section 3.6 (e).

[S-24]

[S-25]

[S-26]

[S-27]

[S-28]

[S-29]

[S-30]

[S-31]

[S-32]

[S-33]

[S-34]

EXHIBIT 9.5
Accounts Not Included in Sale of Portfolio

(****)

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